UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to §240.14a -12

ZIMMER HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIMMER HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

March 23, 2012

Dear Stockholder:

We look forward to your attendance either in person or by proxy at the 2012 Annual Meeting of Stockholders of Zimmer Holdings, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on Tuesday, May 8, 2012 at the JW Marriott, 10 South West Street, Indianapolis, Indiana.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our 2011 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

David C. Dvorak

President and

Chief Executive Officer

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. Eastern Time on Tuesday, May 8, 2012

PLACE	JW Marriott 10 South West Street Indianapolis, Indiana

ITEMS OF BUSINESS	— Elect eight directors to serve until the 2013 annual meeting of stockholders

— Cast a non-binding advisory vote on executive compensation

— Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012

— Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE	March 9, 2012

ANNUAL REPORT	This booklet contains our Notice of Annual Meeting of Stockholders and Proxy Statement. Our 2011 Annual Report, which includes our Annual Report on
Form 10-K for the year ended December 31, 2011, accompanies this booklet. Our 2011 Annual Report is not a part of our proxy solicitation materials.

VOTING	Your Vote Is Important. You are cordially invited to attend the annual meeting in person. To ensure your shares will be voted at the annual meeting, however, we strongly urge you to review the proxy statement and vote your shares as soon as possible.

By Order of the Board of Directors

Chad F. Phipps

Senior Vice President, General Counsel and Secretary

March 23, 2012

PAGE
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT	1
Why am I receiving these proxy materials?	1
What will I be voting on?	1
What are the Board’s recommendations?	1
How many votes do I have?	1
How many shares are entitled to vote?	1
What is the quorum requirement for the annual meeting?	1
How many votes are needed for the proposals to pass?	2
What if I vote “abstain”?	2
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	2
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?	2
If I am a stockholder of record, how do I vote?	2
If I am a beneficial owner of shares held in street name, how do I vote?	3
Is my vote confidential?	3
Can I change my vote?	3
How are proxies voted?	3
What happens if a nominee for director declines the nomination or is unable to serve as a director?	3
What happens if I do not give specific voting instructions?	3
Who will serve as the inspector of election?	4
Where can I find the voting results of the annual meeting?	4
Who is paying for the cost of this proxy solicitation?	4
How can I attend the annual meeting?	4
Is there a list of stockholders entitled to vote at the annual meeting?	4
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	4
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of stockholders?	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	11
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
OTHER MATTERS	13
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
CORPORATE GOVERNANCE	14
COMMITTEES OF THE BOARD	18
AUDIT COMMITTEE REPORT	19
COMPENSATION OF DIRECTORS	22
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Compensation Committee Report	42
Compensation Risk Assessment	42
2011 SUMMARY COMPENSATION TABLE	43
GRANTS OF PLAN-BASED AWARDS IN 2011	45
OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END	47
OPTION EXERCISES AND STOCK VESTED IN 2011	48
PENSION BENEFITS IN 2011	49
NONQUALIFIED DEFERRED COMPENSATION IN 2011	51
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT	54
EQUITY COMPENSATION PLAN INFORMATION	59
ANNUAL REPORT AND FORM 10-K	60
INCORPORATION BY REFERENCE	60

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

ZIMMER HOLDINGS, INC.

PROXY STATEMENT

Why am I receiving these proxy materials?     Zimmer Holdings, Inc. (“Zimmer,” “we,” “us,” “our” or the “company”) has made this proxy statement available to you on the Internet or, upon your request, has delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2012 annual meeting of stockholders to be held on Tuesday, May 8, 2012 at 9:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer common stock at the close of business on March 9, 2012, and that entitles you to vote at the annual meeting. By use of a proxy, you can vote whether or not you attend the annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting of Stockholders and proxy statement were first made available or mailed to stockholders on March 23, 2012. If you requested printed versions of the proxy materials by mail, the materials also include the proxy card or vote instruction form.

What will I be voting on?

—	Election of directors (Proposal No. 1);

—	Advisory vote on the compensation of our “named executive officers” as disclosed in this proxy statement (“Say on Pay”) (Proposal No. 2); and

—	Advisory vote to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2012 (Proposal No. 3).

What are the Board’s recommendations?    The Board recommends that you vote your shares:

—	“FOR” the election of each of the eight nominees to the Board (Proposal No. 1);

—	“FOR” the Say on Pay proposal (Proposal No. 2); and

—	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2012 (Proposal No. 3).

How many votes do I have?    You will have one vote for every share of Zimmer common stock that you owned at the close of business on March 9, 2012.

How many shares are entitled to vote?    There are 177,197,774 shares of Zimmer common stock outstanding as of March 9, 2012 and entitled to vote at the meeting. Each share is entitled to one vote.

What is the quorum requirement for the annual meeting?    The holders of a majority of the shares entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

—	are present and vote in person at the annual meeting; or
—	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How many votes are needed for the proposals to pass?

—

Election of directors. Nominees for director must receive a majority of the votes cast in person or by proxy on the election of directors in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.

—

Advisory Say on Pay proposal. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the advisory proposal concerning the compensation of our named executive officers as disclosed in this proxy statement.

—

Ratification of the appointment of PwC. The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.

What if I vote “abstain”?    A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against. If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?    As allowed by Securities and Exchange Commission (“SEC”) rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

—

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

—

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record, how do I vote?    There are four ways to vote:

—	In person. If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

—	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

—	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

—	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

If I am a beneficial owner of shares held in street name, how do I vote?    There are four ways to vote:

—

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

—	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

—	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

—	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Is my vote confidential?    Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

—	as necessary to meet applicable legal requirements;

—	to allow for the tabulation and certification of votes; and

—	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Can I change my vote?    Yes. At any time before your proxy is voted, you may change your vote by:

—	revoking it by written notice to our Corporate Secretary at the address shown on the cover of this proxy statement;

—	delivering a later-dated proxy (including a telephone or Internet vote); or

—	voting in person at the meeting.

How are proxies voted?    All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if a nominee for director declines the nomination or is unable to serve as a director?    If a nominee declines the nomination or is unable to serve as a director at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy, or, the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

What happens if I do not give specific voting instructions?

—

Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” following Proposal No. 3 below.

—

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2012 (Proposal No. 3). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the Say on Pay proposal (Proposal No. 2). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1 or 2, your record holder will inform the inspector of election that it does not have the

3

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote.

Who will serve as the inspector of election?    A representative from Broadridge Financial Solutions, Inc. will serve as the independent inspector of election.

Where can I find the voting results of the annual meeting?    The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Who is paying for the cost of this p roxy solicitation?    We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $7,500 plus out-of-pocket expenses. Alliance Advisors LLC may be contacted at (877) 503-8435. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

—	forwarding the Notice to beneficial owners;

—	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

—	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

How can I attend the annual meeting?    Attendance at the annual meeting is limited to stockholders. Registration will begin at 8:30 a.m. Eastern Time on the date of the annual meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 9, 2012. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?    A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?    We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of this proxy statement and our Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Upon written or oral request, we will deliver promptly a separate copy of this proxy statement and our Annual Report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the Annual Report, or to notify us that you wish to receive separate copies of the proxy materials in the future, please contact our Corporate Secretary at the address shown on the cover page of this proxy statement or by telephone at (574) 267-6131. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of stockholders?

—

Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders must be received no later than November 26, 2012. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580.

—

Notice Requirements for Director Nominees or Stockholder Proposals to Be Brought Before the 2013 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that a stockholder intends to present at the 2013 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580 not earlier than the close of business on January 8, 2013 and not later than the close of business on February 7, 2013. In addition, the notice must set forth the information required by our Restated By-Laws with respect to each director nomination or other proposal that a stockholder intends to present at the 2013 annual meeting of stockholders. A copy of the by-law provisions may be obtained by contacting our Corporate Secretary.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Based upon the recommendation of our Corporate Governance Committee, the Board has nominated the following eight directors to stand for re-election for a one-year term expiring at our 2013 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, removal or death. After the election of eight directors at the meeting, there will be one vacancy on the Board. The Board plans to fill the vacancy in due course following the selection of a suitable candidate, in accordance with our Restated Certificate of Incorporation.

The Corporate Governance Committee, in recommending the nominees for election as directors, considered the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; and each candidate’s ability to devote sufficient time and commitment to his or her duties as a director. The Corporate Governance Committee also took into account the specific core competencies or technical expertise necessary to staff Board committees. Since each nominee for director is currently on our Board, the Corporate Governance Committee also considered the significant contributions that each such individual has made to our Board and its committees during his or her tenure as a director. The Corporate Governance Committee believes that each of the nominees possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Corporate Governance Committee believes that each of the nominees brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas.

The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director.

Nominees for Director: 2012 — 2013 Term

Betsy J. Bernard, Director Since 2009

President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard currently serves on the board of directors of Principal Financial Group, Inc. and as chairman of the board of Telular Corporation and she previously served on the board of directors of BearingPoint, Inc., URS Corporation and United Technologies Corporation. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee. Age 56.

Key Qualifications, Experiences and Attributes: Betsy J. Bernard’s past experience as president and chief executive officer of leading global telecommunications companies has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce and acquisitions. She serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board, and she has experience chairing the nominating and governance committees of other public companies.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Nominees for Director: 2012 — 2013 Term

Marc N. Casper, Director Since 2009

President and Chief Executive Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”) since October 2009. Mr. Casper served as Executive Vice President and Chief Operating Officer of Thermo Fisher from May 2008 until he was named President and Chief Executive Officer. Following the merger of Thermo Electron Corporation and Fisher Scientific International Inc. in November 2006 until he was named Chief Operating Officer in May 2008, Mr. Casper served as Executive Vice President of Thermo Fisher and President of its Analytical Technologies businesses. From December 2003 to November 2006, Mr. Casper served as Senior Vice President of Thermo Electron Corporation. He earned an MBA with high distinction from Harvard Business School and received a B.A. in economics from Wesleyan University. Mr. Casper is a director of Thermo Fisher and previously served as a director of The Advisory Board Company. Board Committees: Compensation and Management Development Committee and Corporate Governance Committee. Age 44.

Key Qualifications, Experiences and Attributes: Marc N. Casper has experience in executive roles, including his current role as chief executive officer of a leading provider of high-end analytical instruments, laboratory equipment and services to companies engaged in healthcare and scientific research. His executive experience has provided him with the ability to analyze and assess numerous aspects of a company’s business. His background as an executive in the healthcare industry gives him significant knowledge and insight into our business and our industry. Mr. Casper serves, and has served for more than five years, as a director of other public companies.

David C. Dvorak, Director Since 2007

President and Chief Executive Officer of the company since May 1, 2007. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, Mr. Dvorak served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak was appointed Corporate Secretary in February 2003. He joined Zimmer in December 2001 as Senior Vice President, Corporate Affairs and General Counsel. Mr. Dvorak earned a B.S. in Business Administration (Finance) from Miami University (Ohio) and a J.D., magna cum laude, from Case Western Reserve University School of Law. He is a director of the Advanced Medical Technology Association (“AdvaMed”), the medical device industry’s trade association. Mr. Dvorak was elected in March 2012 to serve a two-year term as chairman of the board of AdvaMed. Age 48.

Key Qualifications, Experiences and Attributes: David C. Dvorak, our President and Chief Executive Officer, is primarily responsible for carrying out the strategic plans and policies established by the Board and for giving direction and leadership toward the achievement of our goals and objectives. Mr. Dvorak served as our Group President, Global Businesses and Chief Legal Officer before being promoted to his current positions. In his prior roles, Mr. Dvorak had responsibility for our Dental, Spine, Trauma and Surgical divisions and for our global legal affairs. In addition, during his tenure with us, he also has had global responsibility for business development, human resources, quality assurance, regulatory affairs, clinical affairs, corporate compliance, government affairs and public relations. Mr. Dvorak’s experience has given him in-depth knowledge of our global operations and significant experience in financial management, strategic planning, business integration and in dealing with the many regulatory aspects of our business. In addition, his position as a director of AdvaMed gives him a perspective broader than our own operations.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Nominees for Director: 2012 — 2013 Term

Larry C. Glasscock, Director Since 2001

Chairman of WellPoint, Inc. from November 2005 until his retirement in March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until his retirement from day-to-day operations in June 2007. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock is a director of Sprint Nextel Corporation, Simon Property Group, Inc. and Sysco Corporation and previously served as a director of WellPoint, Inc. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 63.

Key Qualifications, Experiences and Attributes: Larry C. Glasscock’s past experience as chairman and chief executive officer of the nation’s leading health benefits company has provided him with in-depth knowledge of healthcare payment and reimbursement processes. His executive experience includes developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock also worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for 4 years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies.

Robert A. Hagemann, Director Since 2008

Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated since August 1998. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, where he held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest Diagnostics in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University. Board Committees: Audit Committee (Chair) and Corporate Governance Committee. Age 55.

Key Qualifications, Experiences and Attributes: Robert A. Hagemann’s experience as the chief financial officer of the world’s leading provider of diagnostic testing, information and services that patients and doctors utilize to make better healthcare decisions has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations, talent management and information technology. Mr. Hagemann’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Nominees for Director: 2012 — 2013 Term

Arthur J. Higgins, Director Since 2007

Consultant, Blackstone Healthcare Partners of The Blackstone Group, since June 2010. Prior to that, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is a past member of the board of directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), a past member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and past President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). Mr. Higgins is a director of Resverlogix Corp. and Ecolab Inc. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry. Board Committees: Audit Committee and Compensation and Management Development Committee (Chair). Age 56.

Key Qualifications, Experiences and Attributes: Arthur J. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. This knowledge and industry background allow him to provide valuable insight to our growing healthcare business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies fit well with our own plans for global growth and provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his role as chief executive officer of the healthcare operations of a global enterprise with competencies in healthcare, nutrition and high-tech materials, he also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare. Mr. Higgins’ experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

John L. McGoldrick, Director Since 2001 and Non-Executive Chairman since 2007

Special Advisor, International AIDS Vaccine Initiative (“IAVI”) since September 2009. Senior Vice President, External Strategy Development, IAVI, from May 2006 until September 2009. Chairman, Governor’s Higher Education Council since April 2011. Chairman, Association of State Colleges and Universities (NJ) from January 2009 until June 2011. Previously, Mr. McGoldrick served as Executive Vice President of Bristol-Myers Squibb Company from October 2005 until his retirement in April 2006. He held the position of Executive Vice President and General Counsel of Bristol-Myers Squibb from January 2000 to October 2005. Prior to that, he held the position of Senior Vice President, General Counsel from January 1995 and President, Medical Devices Group from December 1998 to January 2000. Previously, Mr. McGoldrick was a Senior Partner with the law firm McCarter & English. He is a graduate of Harvard College and the Harvard Law School. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee (Chair) and Science and Technology Committee. Age 71.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Nominees for Director: 2012 — 2013 Term

Key Qualifications, Experiences and Attributes: John L. McGoldrick’s past legal and executive experience, including legal and executive positions with our former parent company, a major pharmaceutical company, has provided him with in-depth knowledge of the issues surrounding healthcare companies such as ours. In particular, he also oversaw the medical devices group of our former parent which provided him with extensive knowledge and understanding of our business and our industry. Mr. McGoldrick’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

Cecil B. Pickett, Ph.D., Director Since 2008

President, Research and Development of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received his B.Sc. in biology from California State University at Hayward and his Ph.D. in cell biology from University of California at Los Angeles. He is a member of the Institute of Medicine of The National Academy of Sciences. Dr. Pickett previously served as a director of Biogen Idec. Board Committees: Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee (Chair). Age 66.

Key Qualifications, Experiences and Attributes: Dr. Cecil B. Pickett’s past experience in research and development, including serving in senior R&D positions at a leading global biotechnology company and two leading global pharmaceutical companies, has provided him with knowledge of the innovation process and how to develop and market products in the highly regulated healthcare industry. Dr. Pickett’s scientific background allows him to give informed views on our own research and development efforts and processes.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

The Board of Directors unanimously recommends that you vote FOR each of the eight nominees for director.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In deciding how to vote on this proposal, the Board of Directors and the Compensation and Management Development Committee (the “Committee”) urge you to consider the changes related to our executive compensation programs for 2011 and 2012 that were instituted in response to last year’s Say on Pay vote. These changes are more fully described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 24.

At our 2011 annual meeting of stockholders, as required by Section 14A of the Exchange Act, we submitted non-binding advisory votes to our stockholders to approve our executive compensation (“Say on Pay”) and to determine the frequency of future Say on Pay votes. Approximately 63% of the stockholders who voted on our 2011 Say on Pay proposal voted in favor of the proposal; approximately 37% voted against. In response to this vote, and after discussions with stockholders, the Committee implemented several important changes to our compensation programs. With regard to the frequency of future votes, the Board determined that it would submit a Say on Pay proposal to our stockholders annually. This year’s Say on Pay proposal is intended to address our executive compensation as disclosed in the CD&A and the other information in the “Executive Compensation” section of this proxy statement.

Our core compensation philosophy remains unchanged from prior years in many ways with a combination of base salary, annual cash incentive compensation and long-term equity-based incentives. In addition, the Committee emphasizes the achievement of performance goals that will drive the success of our business and, in turn, increase stockholder value on a long-term, sustainable basis. As explained more fully in the CD&A, the Committee took action in 2011, both prior to and after the 2011 Say on Pay vote, to achieve these objectives, including making the following changes:

Changes for 2011 and 2012
Annual Incentive Plan	Long-Term Incentive Plan
— Eliminated duplication of performance goals with long-term plan	— Lengthened performance measurement period from one year to three years
— Increased emphasis on performance of executives’ specific business unit or geographic area of responsibility	— Selected a performance measure, internal total stockholder return, that aligns with this longer time horizon
— Decreased emphasis on adjusted earnings per share and free cash flow	— Tied vesting of a portion of the award to our total stockholder return relative to peers
— Set more challenging threshold performance goals	— Moderated the target positioning

We have also adopted policies, including our stock ownership guidelines and executive compensation recoupment policy, to ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the CD&A. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders of Zimmer Holdings, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative disclosures.”

The Say on Pay vote is non-binding on the Board and the Committee. However, the Board values the opinions of our stockholders as expressed through their votes and other communications with the company, and, as was the case with the 2011 Say on Pay vote, the Board and the Committee will take into account the outcome of the 2012 Say on Pay vote when making future executive compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the compensation of the named executive officers.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

PROPOSAL NO. 3:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2012. PwC has served as our independent registered public accounting firm since 2001.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC. If the stockholders do not ratify the selection, the Audit Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interests and the best interest of our stockholders.

Representatives of PwC attended all meetings of the Audit Committee in 2011. We expect that a representative of PwC will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2011 and 2010. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, described below.

	2011	2010
Audit Fees (1)	$4,276,000	$4,329,000
Audit-Related Fees (2)	85,000	99,000
Tax Fees (3)	78,000	281,000
All Other Fees (4)	8,000	7,000

Total Fees	$4,447,000	$4,716,000

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

(2)	This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include attest services related to non-statutory financial reporting outside the U.S., employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of software purchases in connection with statutory audits in non-U.S. jurisdictions.

Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chairman of the Audit Committee between regular meetings. The Audit Committee Chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2012.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 4, 2012 by (1) our current non-employee directors, each of whom, along with Mr. Dvorak, has been nominated for re-election; (2) our named executive officers; and (3) all of our current directors, named executive officers and other executive officers as a group.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Total Shares Owned(2)		Shares Acquirable in 60 Days(3)	Deferred Share Units(3)	Percent of Class
(a)	(b)		(c)	(d)	(e)
Non-Employee Directors
Betsy J. Bernard	2,927		0	2,927	*
Marc N. Casper	2,927		0	2,927	*
Larry C. Glasscock	19,769	(4)	12,986	6,743	*
Robert A. Hagemann	4,901		1,378	3,523	*
Arthur J. Higgins	5,232		1,818	3,414	*
John L. McGoldrick	21,318		2,446	7,540	*
Cecil B. Pickett, Ph.D.	5,231		1,378	3,853	*

Named Executive Officers
David C. Dvorak	931,157		833,068	0	*
James T. Crines	406,455		366,569	0	*
Jeffery A. McCaulley	121,324		102,933	0	*
Bruno A. Melzi	357,304		287,927	0	*
Jeffrey B. Paulsen	24,450		24,300	0	*

All current directors and executive officers as a group (16 persons)	2,611,702		2,266,215	30,927	1.3%

*	Less than 1.0%

(1)	Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable in 60 days (column (c)), deferred share units (column (d)) and the following restricted shares, which are subject to vesting requirements: Mr. Dvorak — 15,022; Mr. Crines — 7,510; Mr. McCaulley — 17,270; and all directors and executive officers as a group — 39,802.

(3)	A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that will become exercisable within 60 days of January 4, 2012, shares underlying restricted stock units (“RSUs”) that are scheduled to settle within 60 days of January 4, 2012 and vested RSUs held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director. The table does not include stock options or RSUs held by executive officers that vest more than 60 days after January 4, 2012. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2012 or later.

(4)	Includes 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 9, 2012. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	9,569,573	5.34%

(1)	Based solely on information provided by BlackRock, Inc. in a Schedule 13G filed with the SEC on February 9, 2012. BlackRock, Inc. possesses sole power to vote or to direct the vote of 9,569,573 shares and sole power to dispose or to direct the disposition of 9,569,573 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our records, we believe that during 2011 all applicable Section 16(a) filing requirements were met, except that Mr. Melzi filed the following late reports in January 2012: two reports for 2007, each reporting two transactions; one report for 2008, reporting two transactions; and one report for 2011, reporting two transactions.

CORPORATE GOVERNANCE

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Board Leadership Structure

Our Board is led by a non-executive Chairman of the Board selected from among the independent directors. Until 2007, the positions of chairman of the board and chief executive officer of our company were held by the same person. The Board separated this combined role into two roles — a Chairman who would be responsible for board leadership and a chief executive officer who is responsible for leading the management, operations and employees of our company — when it promoted David C. Dvorak to his current positions as our President and Chief Executive Officer in 2007. Later that year, the Board appointed John L. McGoldrick as non-executive Chairman. Mr. McGoldrick continues to hold this position. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant. The Board is not opposed in concept to combining these roles as it has done in the past.

The Board selects the non-executive Chairman of the Board in accordance with our Restated By-Laws and upon the criteria that the Board deems appropriate. The non-executive Chairman of the Board has the following duties and responsibilities:

—	presiding at meetings of the Board and stockholders;

—	approving the agendas for meetings of the full Board, as prepared by the CEO;

—	presiding at meetings of the non-management directors;

—	coordinating the activities of the non-management directors; and

—	serving as the liaison between the CEO and the rest of the Board.

If the positions of Chairman of the Board and CEO are combined in the future, the Board will designate one of the non-management directors as “Lead Independent Director.” The Lead Independent Director would have all of

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

the duties and responsibilities of the current non-executive Chairman of the Board, except for the duty to preside at meetings of the Board and stockholders.

Board Role in Risk Oversight

The Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, discussing our risk assessment and risk management processes with management and receiving information on material legal and regulatory affairs, including litigation. Our Vice President, Global Internal and Compliance Audit, who reports directly to the committee, coordinates our global enterprise risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. The committee receives detailed reports regarding our enterprise risk assessment process and the committee’s meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Financial Officer and Chief Accounting Officer. The committee also receives reports from our General Counsel, Chief Information Officer, Chief Compliance Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee assesses risks relating to our compensation policies and practices.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the U.S. Food and Drug Administration and foreign government regulators and risks associated with our strategic plan and our capital structure. In addition, the Board receives detailed regular reports from members of our executive operating committee and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, and other finance organization employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct, the finance code of ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmer.com. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer and Corporate Controller, we will disclose the nature of that amendment in the Investor Relations section of our website. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Director Independence

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Board considers all relevant facts and circumstances. The Board has determined that each of our non-employee directors, Betsy J. Bernard, Marc N. Casper, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, John L. McGoldrick and Cecil B. Pickett, Ph.D., meets these standards and is independent. The Board has determined that David C. Dvorak, who is an employee, is not independent.

In making its determination with respect to Mr. Casper, the Board considered his position as President and Chief Executive Officer of Thermo Fisher, a leading provider of analytical instruments, equipment, software and services for research, manufacturing, analysis and diagnostics from which we have purchased products for many years. During 2011, the amount we paid Thermo Fisher exceeded $1,000,000 but represented less than one-tenth of one percent of Thermo Fisher’s 2011 gross revenues. After reviewing the terms of our transactions with Thermo Fisher, the Board determined that Mr. Casper does not have a direct or indirect material interest in the transactions and that our business relationship with Thermo Fisher does not diminish the ability of Mr. Casper to exercise his independent judgment on issues affecting our business.

Majority Vote Standard for Election of Directors

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” All nominees for election as directors at the 2012 annual meeting are currently serving on the Board.

Nominations for Directors

The Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Corporate Governance Committee should send such recommendation to our Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of stockholders?” on page 5 for more information on these procedures.)

In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee. The committee is guided by the following basic selection criteria for all

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The committee does not have a policy with regard to the consideration of diversity in identifying director candidates, but the committee generally gives consideration to the diversity of backgrounds, viewpoints, experiences and specialized expertise, as well as the diversity of race, gender and international experience, and other various factors relevant to any particular candidate and the needs of the Board as a whole, in identifying candidates for director. When the Board has a vacancy or is otherwise looking to add one or more members, the committee typically engages a third-party search firm to assist the committee in identifying and evaluating potential director candidates. If the committee is seeking director candidates with particular experience, qualifications, attributes or skills, it will so instruct the search firm. In the past, the committee has, for example, instructed the search firm to identify candidates who could bring diversity of race, gender and/or international experience to the Board.

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board, or one or more specified members thereof, should communicate in a writing addressed to Zimmer Holdings, Inc., Board of Directors, c/o Corporate Secretary, 345 East Main Street, Warsaw, Indiana 46580. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Certain Relationships and Related Person Transactions

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmer.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. There are no related person transactions required to be disclosed in this proxy statement.

Under our Code of Business Conduct, which is available on our website at www.zimmer.com, our General Counsel or Chief Compliance Officer is charged with reviewing any conflict of interest involving any other employee.

Board Meetings, Attendance and Executive Sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2011, the Board held eight meetings and committees of the Board held a total of 25 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. All of our directors attended the 2011 annual meeting of stockholders.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting. Mr. McGoldrick, in his capacity as non-executive Chairman, presides at these meetings of non-management directors.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Communication with Non-Management Directors

The Board has adopted a method for communicating directly with the non-management directors and has designated Mr. McGoldrick to receive such communications. Interested parties may contact Mr. McGoldrick via e-mail at john.mcgoldrick@zimmer.com.

COMMITTEES OF THE BOARD

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2011, the Board had four standing committees: an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance Committee and a Science and Technology Committee. The membership of each of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by SEC rules and New York Stock Exchange listing standards. The membership of the Science and Technology Committee is composed of three independent directors and one employee representative.

The table below shows the current membership of each Board committee and the number of meetings held during 2011.

Director	Audit	Compensation and Management Development	Corporate Governance	Science and Technology
Betsy J. Bernard	X	X	X	X
Marc N. Casper		X	X
David C. Dvorak
Larry C. Glasscock	X	X
Robert A. Hagemann	Chair		X
Arthur J. Higgins	X	Chair
John L. McGoldrick	X	X	Chair	X
Cecil B. Pickett, Ph.D.		X	X	Chair
2011 Meetings	11	7	5	2

Audit Committee.     The principal functions of the Audit Committee include:

—	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;

—	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

—

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

—	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

—	reviewing major issues as to the adequacy of our internal controls; and

—	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes.

The Board of Directors has determined that Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins and John L. McGoldrick qualify as “audit committee financial experts” as defined by SEC rules. See pages 8-10 for a description of their respective business experience. Stockholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The report of the Audit Committee appears below.

Compensation and Management Development Committee.    The duties of the Compensation and Management Development Committee include:

—	administering our annual incentive, stock option and long-term incentive plans;

—	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;

—	approving compensation of executive officers;

—	discussing with management the CD&A required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and

—	reviewing the results of Say on Pay votes and determining whether changes should be made to our executive compensation policies and programs to address stockholder concerns.

None of the members of the Compensation and Management Development Committee during 2011 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on page 42.

Corporate Governance Committee.    The duties of the Corporate Governance Committee include:

—	developing and recommending to the Board criteria for selection of non-management directors;

—	recommending director candidates to the Board;

—	periodically reviewing director performance;

—	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

—

periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the company’s internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

rendering an opinion on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The committee held 11 meetings during 2011. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”).

The committee discussed with the internal auditor and PwC the overall scope and plans for their respective audits. The committee met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting. The committee reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The committee discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

Management has represented to the committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and PwC. The committee reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting. The committee also discussed with management and the internal auditor the process used to support certifications by the Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the Securities and Exchange Commission and the processes used to support management’s report on internal control over financial reporting.

The committee also discussed with PwC all matters required to be discussed by that firm’s professional standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required to be discussed by AU Section 380, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200 T and PCAOB Auditing Standard No. 5, An Audit of Internal Control over Financial Reporting That is Integrated With an Audit of Financial Statements.

PwC provided to the committee the written disclosures and the letter required by applicable PCAOB requirements and represented that PwC is independent from the company. The committee also discussed with PwC its independence from the company. When considering PwC’s independence, the committee considered if services PwC provided to the company beyond those rendered in connection with its audit and related reviews of the consolidated financial statements and the company’s internal control over financial reporting, were compatible with maintaining its independence. The committee concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The members of the committee have also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

Audit Committee

Robert A. Hagemann, Chairman

Betsy J. Bernard

Larry C. Glasscock

Arthur J. Higgins

John L. McGoldrick

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

COMPENSATION OF DIRECTORS

2011 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2011. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
(a)	(b)	(c)	(h)
Betsy J. Bernard	74,500	178,060	252,560
Marc N. Casper	52,000	178,060	230,060
Larry C. Glasscock	89,000	153,060	242,060
Robert A. Hagemann	89,750	159,310	249,060
Arthur J. Higgins	93,000	153,060	246,060
John L. McGoldrick	168,000	153,060	321,060
Cecil B. Pickett, Ph.D.	66,500	178,060	244,560

(1)	Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”). As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”), and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)	Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following table sets forth the grant date fair value of annual grants of RSUs and DSUs awarded to each director during 2011 as well as DSUs granted to each of Messrs. Casper and Hagemann, Dr. Pickett and Ms. Bernard during 2011 pursuant to the mandatory deferral provisions of the Director Deferred Compensation Plan.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett
RSUs (granted 05-02-11)	$120,000	$120,000	$120,000	$120,000	$120,000	$120,000	$120,000
DSUs (granted 05-02-11)	33,060	33,060	33,060	33,060	33,060	33,060	33,060
DSUs (mandatory deferral)	25,000	25,000	—	6,250	—	—	25,000

Total	$178,060	$178,060	$153,060	$159,310	$153,060	$153,060	$178,060

The following table sets forth, as of December 31, 2011, the aggregate number of RSUs held by each director and the aggregate number of DSUs that will be settled in shares of our common stock held by each director.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett
Number of RSUs	5,740	5,740	8,186	7,118	7,558	8,186	7,118
Number of DSUs	2,927	2,927	6,743	3,523	3,414	7,540	3,853
Total	8,667	8,667	14,929	10,641	10,972	15,726	10,971

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The following table sets forth the aggregate number of shares of our common stock underlying unexercised stock options held by each director as of December 31, 2011.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett
Number of Shares Underlying Stock Options	—	—	10,540	—	—	—	—

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees, meeting fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.

Retainers and Meeting Fees.  During 2011, we paid each non-employee director an annual retainer of $50,000 subject to mandatory deferral requirements as described below. We also paid each non-employee director a fee of $1,500 for attending each Board meeting and each Board committee meeting. We also paid each Board committee chair an additional annual fee of $10,000 and we paid an additional annual retainer of $60,000 to the non-executive Chairman of the Board. We pay non-employee directors one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the prior three months at the end of each calendar quarter.

Equity-Based Compensation and Mandatory Deferrals.  During 2011, we awarded each non-employee director 500 DSUs as of the date of the annual meeting of stockholders with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Director Deferred Compensation Plan. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments. Non-employee directors may also elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each DSU the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year.

During 2011, we also awarded each continuing non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $120,000 based on the price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 2, 2014 or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education.  We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis (“CD&A”), we describe in detail our executive compensation objectives, practices and programs and we discuss how and why the Compensation and Management Development Committee of our Board (the “committee”) determines executive compensation under these programs. The CD&A focuses on the compensation of the following officers, who are our named executive officers (“NEOs”) for 2011:

—	David C. Dvorak, our President and Chief Executive Officer;

—	James T. Crines, our Executive Vice President, Finance and Chief Financial Officer;

—	Jeffery A. McCaulley, our President, Zimmer Reconstructive;

—	Bruno A. Melzi, our Chairman, Europe, Middle East and Africa; and

—	Jeffrey B. Paulsen, our Group President, Global Businesses.

We also discuss significant changes in our compensation programs implemented by the committee during 2011 and for 2012.

2011 Year in Review

Amid the uncertainty of the global economic environment and healthcare reform measures in the U.S. and abroad, we delivered solid financial results and executed on key commercial, operational and strategic priorities in 2011. Highlights include the following:

—	We outgrew the market in a number of geographies and product categories, maintaining and expanding our #1 global market share position in Knees and taking share from our competitors in Hips.

—

Our Dental and Surgical businesses each grew at more than two times market growth rates in 2011, while our Trauma business delivered four quarters of market leading growth in all of our geographic segments.

—	We reported net sales for 2011 of $4.45 billion, an increase of 5.5% reported and 2.6% constant currency over 2010.

—	Diluted earnings per share (“EPS”) for the year were $4.03 reported and $4.80 adjusted, an increase of 10.9% adjusted over 2010.

—

We generated operating cash flows of $1.18 billion during the year. Due to the strong cash flow generated from our operations, we were able to return value to stockholders with the repurchase of $1.05 billion of common stock in 2011. In December, we announced that we will begin paying quarterly cash dividends in 2012.

—

The strength of our operating cash flows also allowed us to continue to fund our key research and development initiatives. We invested $238.6 million in research and development in 2011 and announced plans to establish a new research and development center in Beijing, China, focused on innovations designed to address the unique needs of Asian clinicians and their patients.

—	We also demonstrated our commitment to pursue strategic growth opportunities through external development, announcing the acquisitions of ExtraOrtho, Inc. and Synvasive Technology, Inc.

—

While our stock price on December 31, 2011 remained flat year over year, we outperformed our peer group in terms of both one-year and three-year total stockholder return (“TSR”) as of December 31, 2011.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

This performance had the following direct impact on executive compensation for 2011:

—	Our NEOs earned an average of 97.0% of their annual cash incentive opportunities; and

—

they earned approximately 102.8% of the target number of performance-based restricted stock units (“PRSUs”) awarded under the long-term incentive (“LTI”) plan, subject to continued vesting requirements.

For his service as our President and Chief Executive Officer in 2011, Mr. Dvorak earned total compensation of $9,227,882, a decrease of $327,328, or 3.4%, from his 2010 compensation. Mr. Dvorak’s total compensation includes the grant date fair value of PRSUs and stock options that are subject to continued vesting requirements through 2015.

Consideration of 2011 Say on Pay Vote; Key Changes in Our Compensation Practices for 2011 and 2012

Approximately 63% of the stockholders who voted on our 2011 Say on Pay proposal voted in favor of the proposal; approximately 37% voted against. In response, at the committee’s direction, management contacted several major stockholders in order to better understand the reasons behind the vote outcome. In addition, the committee re-evaluated our compensation programs and practices. Following this analysis, the committee adopted several changes in our executive compensation programs. Among the most significant changes are the following:

Stockholder Feedback	Past Compensation Practice	Change to Compensation Practice Since the 2011 Say on Pay Vote
For the PRSU component of the LTI program, select performance metrics that align with longer time horizon and minimize duplication with annual cash incentive plan	The same metric, adjusted EPS, was used for both the annual cash incentive and the LTI programs

•     A new metric, internal total stockholder return (“iTSR”), is used for the LTI program

•     iTSR is derived from operating profit yield and free cash flow yield

•     Back testing the iTSR measure revealed a strong correlation (>80%) between Zimmer’s iTSR and external TSR over 3- and 5-year periods

Tie vesting of a portion of the PRSU grants to the company’s TSR relative to peers	Vesting of PRSUs was tied to meeting adjusted EPS targets (followed by time-based vesting requirements)	Vesting of PRSUs is tied to meeting iTSR targets subject to a relative TSR modifier based on the S&P 500 Healthcare Index, which requires us to perform well on a relative basis in our industry
Lengthen the performance measurement period for the PRSU grants	One-year performance period (followed by three years of time-based vesting)	Three-year performance period to more closely reflect creation of stockholder value over the long term
For the annual cash incentive plan, decrease emphasis on adjusted EPS and free cash flow and increase emphasis on operating earnings; vary performance measures based on executives’ responsibilities	For 2011, performance measures and relative weightings applicable to all NEOs were: • Revenue (25%) • Adjusted EPS (50%) • Revenue growth vs. applicable market (15%) • Free cash flow (10%)

For 2012, performance measures and relative weightings applicable to Messrs. Dvorak and Crines are:

•     Consolidated operating earnings (40%)

•     Consolidated revenue (25%)

•     Adjusted EPS (25%)

•     Consolidated free cash flow (10%)

For Messrs. McCaulley, Melzi and Paulsen, performance measures and weightings are:

•     Business unit/geography operating earnings (50%)

•     Business unit/geography revenue (40%)

•     Business unit/geography cash flow (10%)

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

In addition, as part of its ongoing review of our compensation programs and practices, the committee made several key changes before the May 2011 Say on Pay vote was held. Specifically, the committee made the following changes beginning in 2011:

Committee Objective	Past Compensation Practice (2010 and Prior)	Change to Compensation Practice Beginning in 2011 (Prior to Say on Pay Vote)
Moderate target market positioning for LTI awards	Target positioning for LTI awards was at the 75th percentile

Target positioning for LTI awards is generally between the 50th and 75th percentiles; however, 2011 and 2012 grants to the CEO are below median

•     Mr. Dvorak’s 2011 LTI grant was at the 44th percentile of the peer group

•     The other NEOs’ 2011 LTI grants ranged from the 48th to the 63rd percentiles of the peer group

•     The grant date fair value of Mr. Dvorak’s 2012 LTI grant is 9.2% less than his 2011 LTI grant; the estimated target positioning of the 2012 grant is the 30th percentile

Set more challenging threshold performance goals under the annual cash incentive plan	Minimum performance threshold of 85% of target corresponded to a payout at 50% of target

Minimum performance thresholds raised for 2011:

•     Minimum achievement of 90% of target for adjusted EPS and free cash flow (corresponds to payout of 50% of target)

•     Minimum achievement of 95% of target for revenue (corresponds to payout of 50% of target)

•     Minimum achievement of 100% of target for revenue growth versus market (corresponds to payout of 100% of target)

Increase emphasis on growing sales at or above market growth rates and decrease emphasis on free cash flow in annual cash incentive plan	Performance measures and relative weightings in annual cash incentive plan were: • Revenue (25%) • Adjusted EPS (50%) • Free cash flow (25%)

For 2011, performance measures and relative weightings in the annual cash incentive plan are as follows:

•     Revenue (25%)

•     Adjusted EPS (50%)

•     Revenue growth vs. applicable market (15%)

•     Free cash flow (10%)

Increase emphasis on performance of executives’ specific business unit or geographic area of responsibility in annual cash incentive plan	All performance goals for all NEOs were based on the company’s consolidated results	For 2011, the revenue, revenue growth vs. market and free cash flow performance goals for NEOs with specific business unit and/or geographic responsibility are tied to the results of that business unit or geography rather than the company’s consolidated results

The committee believes that all of these changes are responsive to stockholder concerns and will strengthen the pay-for-performance alignment of our executive compensation programs.

Executive Compensation Philosophy

Our core compensation philosophy remains unchanged from prior years in many ways with a combination of base salary, annual cash incentive compensation and long-term equity-based incentives. Each year, however, the committee has endeavored to increase emphasis on the achievement of performance goals that will drive the success of our business and, in turn, increase stockholder value on a long-term, sustainable basis. As explained above, the committee took action in 2011, both prior to and after the May 2011 Say on Pay vote, to achieve these objectives, including lengthening the performance measurement period for PRSUs and reducing duplication of performance goals in the annual and long-term incentive plans. The committee seeks to utilize our executive compensation programs effectively to:

—	drive the long-term financial performance of the company;

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

—	align executives’ interests with those of stockholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership;

—	reflect the value of each officer’s position in the market and within the company;

—	recognize company and individual performance; and

—	attract, retain and motivate a highly qualified and effective senior leadership team.

Executive Compensation for 2011

The 2011 executive compensation program consisted of base salary, a cash incentive opportunity and two forms of long-term equity-based incentives: PRSUs and stock options. In addition, we offer retirement plans and welfare benefits that are generally available to all employees and we provide a very limited range of perquisites or other benefits. The intention of the committee is to provide a total pay opportunity that is comparable to our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation. As executives assume positions of greater responsibility, a larger portion of their total compensation is at-risk incentive compensation tied to measures of our performance. In 2011, approximately 53% of Mr. Dvorak’s target total direct pay opportunity (base salary + target annual cash incentive opportunity + target long-term equity-based incentive value) was at-risk and contingent on the achievement of financial and individual performance measures. Approximately another 36% was in the form of stock options that vest over a multi-year period and have value only to the extent our stock price increases. Altogether, approximately 89% of Mr. Dvorak’s target total direct pay opportunity in 2011 was at-risk incentive compensative. The committee believes that when the actual pay of the NEOs is dependent upon our financial and stock price performance, the interests of the executives are better aligned with those of our stockholders. The objectives and key features of each major element of our compensation program are described below.

Compensation Element	Objective	Stated Target Positioning and Key Features
Base salary	• Provide a fixed component of compensation • Serve as a recruiting and retention tool • Recognize increased responsibilities through promotional increases

•     Targeted at approximately the 50th percentile of market based on data derived from peer group benchmarking.

•     The committee selected the 50th percentile as the positioning for base salary because it believes this is a reasonably competitive mid-point, appropriate for the only fixed component of compensation.

Annual cash incentive (bonus) opportunities	• Focus executives on achievement of pre-set financial objectives • Drive specific behaviors that foster short-term and long-term growth and profitability

•     Targeted at approximately the 65th percentile of market.

•     The committee believes this target positioning is appropriate because of the high proportion of compensation that is variable, at risk and tied to our financial and operational performance.

•     Each executive is eligible for an annual award opportunity in an amount based upon a percentage of base salary; payouts can range between 0% and 200%.

•     Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is contingent on company performance.

•     The committee has the discretion to adjust a bonus payment downward (but not upward) from the amount yielded by the formula for executives based on individual performance and any other factors the committee deems relevant.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Compensation Element	Objective	Stated Target Positioning and Key Features
Long-term equity-based incentives	• Motivate NEOs to drive the long-term performance of the company • Align NEOs’ interests with those of stockholders

•     Generally targeted between the 50th and 75th percentiles of market; 2011 LTI grants to the NEOs ranged from the 44th to the 63rd percentiles.

•     Equity incentives are the most significant component of each NEO’s compensation package.

•     The committee believes the emphasis on equity awards in our NEOs’ compensation packages is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of stockholders.

•     Approximately 50% of the grant value of the 2011 target award to the NEOs was in the form of PRSUs and the other 50% was in the form of stock options.

•     PRSUs are earned based on actual results relative to a predetermined performance measure and payouts can range from 0% to 150%.

•     Earned PRSUs that vest are settled in shares of common stock on a one-for-one basis.

•     For 2011, shares earned at the end of the one-year performance period will vest over the next three years, so that the earned shares are not fully vested until 2015.

•     For 2012, the performance period has been lengthened to three years. See “Consideration of 2011 Say on Pay Vote; Key Changes in Our Compensation Practices for 2011 and 2012.”

•     Stock options vest over four years and have value only to the extent our stock price rises after the grant date.

Target compensation for individual executives may vary from the percentiles noted above based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

Market Review of 2011 Compensation

To assess whether our 2011 compensation was consistent with the target levels described above, in December 2011 the committee reviewed an analysis of the NEOs’ 2011 compensation conducted by the committee’s consultant, Towers Watson & Co. (“Towers Watson”), including:

—	base salary;

—	target total cash compensation (base salary + target annual cash incentive);

—	target LTI; and

—	target total direct compensation (base salary + target annual cash incentive + target LTI).

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

This information was then compared to competitive pay level compensation information collected from our peer group. The table below summarizes the actual market positioning of target compensation for the NEOs, in the aggregate, compared to the latest data available for the peer group:

Pay Element	2011 Target Positioning	Actual Market Positioning Relative to Peer Group
Base salary	50th percentile	Below the 25th percentile
Target total cash compensation	50th to 65th percentile	Below the 25th percentile
Target LTI	50th to 75th percentile	52 nd percentile
Target total direct compensation	50th to 75th percentile	47 th percentile

This review revealed that the NEOs’ base salaries and target total cash compensation for 2011 were positioned in the bottom quartile of the peer group, below our stated compensation philosophy for those elements of compensation. Further, it revealed that NEOs’ target LTI and target total direct compensation were aligned with the 50th percentile of our peer group.

The committee also reviewed an analysis of our 2011 compensation elements relative to market and peer group practice. The analysis revealed that our mix of pay is aligned with median peer group practice, as follows:

Mix of Pay - CEO

Mix of Pay - Top 5 Executive Average

In addition to the December 2011 market review, a three-year assessment conducted during 2011 by Towers Watson confirmed that the potentially realizable pay of our NEOs for the period from 2008 through 2010 was strongly aligned with our financial performance during that period. This analysis confirms the committee’s success in designing and administering our executive compensation program in a manner that aligns pay and performance.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Base Salary

In setting NEOs’ base salaries for 2011, the committee considered our 2011 employee merit increase guidelines, market data based on peer group benchmarking, and internal equity. After considering these factors, the committee approved a base salary increase of 2.4% for each NEO, consistent with the merit increase guideline for U.S.-based employees. The resulting base salaries were targeted to be generally consistent with or slightly below the 50th percentile of the peer group.

Base salary
Name	2010	2011	Percentage Increase
David C. Dvorak	$850,000	$870,400	2.4%
James T. Crines	$494,300	$506,200	2.4%
Jeffery A. McCaulley	$513,800	$526,100	2.4%
Bruno A. Melzi(1)	$566,273	$607,478	2.4%
Jeffrey B. Paulsen	$465,000	$476,200	2.4%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2010 and 2011 of 1 EUR = 1.32928 USD and 1 EUR = 1.39266 USD, respectively. The percentage increase is computed based on his salary in Euros before conversion to U.S. dollars (€426,000 for 2010 and €436,200 for 2011).

Annual Cash Incentives

Annual cash incentives for executives are determined under the Zimmer Holdings, Inc. Executive Performance Incentive Plan (“EPIP”). When establishing 2011 target EPIP awards, the committee considered the following:

Target EPIP award percentages.  The committee determined target EPIP award percentages based on job responsibilities, market data based on peer group benchmarking, and internal equity. After considering these factors, the committee established a 2011 target percentage for each NEO that was intended to be generally consistent with the 65th percentile of market. The 2010 and 2011 target percentages for each NEO are shown below.

EPIP award targets (as a percentage of base salary)

Name	2010	2011	Change
David C. Dvorak	120%	125%	5%
James T. Crines	80%	80%	0%
Jeffery A. McCaulley	80%	80%	0%
Bruno A. Melzi	75%	75%	0%
Jeffrey B. Paulsen	70%	75%	5%

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Financial performance measures.  The committee selected four financial measures by which to assess our 2011 performance for purposes of the EPIP:

EPIP performance measures
Measure	Weighting	Rationale
Revenue	25%	Revenue is one of the two measures as to which we provide guidance to the market. Revenue focuses executives appropriately on top-line sales growth.
Adjusted EPS	50%

Adjusted EPS, which is the other measure as to which we provide guidance, is weighted most heavily because the committee believes it is the performance measure that correlates most closely with stockholder value. Adjusted EPS measures bottom line earnings and ties rewards to productivity improvements.

Adjusted EPS is a non-GAAP financial measure that differs from EPS computed in accordance with Generally Accepted Accounting Principles (“GAAP”). For a reconciliation of adjusted EPS to EPS computed in accordance with GAAP, see page 28 of our Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Form 10-K”).

Revenue growth versus market	15%	This is a new performance metric for 2011 tied to growing top-line sales at or above relative market growth rates. The committee believed the addition of this metric to the EPIP would sharpen executives’ focus on driving improvements in top-line sales growth.
Free cash flow	10%	This measure focuses executives on cash, inventory, receivables and payables management. In adding the new relative market growth rate metric, the committee decreased the emphasis on free cash flow in the EPIP, reducing its weighting relative to prior years from 25% to 10%.

Also for 2011, with respect to executives with top-line responsibility for specific business units and/or geographic segments, including Messrs. McCaulley, Melzi and Paulsen, the committee set performance metrics based upon the executives’ respective areas of responsibility, rather than on the company’s consolidated results, as it had in prior years. The committee believed this change would more closely align those executives’ pay with the performance of the business units or geographic areas for which they are primarily responsible. The committee established specific goals for each of the measures in early 2011 based on the annual operating plan approved by the Board.

The performance measures, targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2011:

EPIP performance measures – target and actual performance
Financial performance measures	Target	Actual	Achievement percentage(4)	Weight	Weighted payout percentage
Corporate – Messrs. Dvorak and Crines
Adjusted EPS(1)	$4.70/share	$4.74/share	100.9%	50%	52.1%
Revenue growth versus market – Musculoskeletal Care	1.60%	2.60%	162.5%	15%	30.0%
	(In millions)
Consolidated revenue(2)	$4,510	$4,420	98.0%	25%	20.0%
Consolidated free cash flow(3)	816	$908	111.2%	10%	15.6%
Total (before application of negative discretion)					117.7%
Total as reduced(5)					100.0%

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

EPIP performance measures – target and actual performance
Financial performance measures	Target	Actual	Achievement percentage(4)	Weight	Weighted payout percentage

Reconstructive – Mr. McCaulley
Adjusted EPS(1)	$4.70/share	$4.74/share	100.9%	50%	52.1%
Revenue growth versus market – Global Hip, Knee and Extremities	0.80%	1.40%	175.0%	15%	30.0%
	(In millions)
Global reconstructive revenue	$3,428	$3,319	96.8%	25%	17.0%
Americas free cash flow	$930	$908	97.6%	10%	8.8%
Total (before application of negative discretion)					107.9%
Total as reduced(5)					100.0%

EMEA – Mr. Melzi
Adjusted EPS(1)	$4.70/share	$4.74/share	100.9%	50%	52.1%
Revenue growth versus market – Europe – ex Dental	1.2%	3.60%	299.8%	15%	30.0%
	(In millions)
EMEA revenue – ex Dental	$1,136	$1,120	98.6%	25%	21.5%
EMEA free cash flow	$342	$359	105.2%	10%	12.6%
Total (before application of negative discretion)					116.2%
Total as reduced(5)					100.0%

Global Businesses – Mr. Paulsen
Adjusted EPS(1)	$4.70/share	$4.74/share	100.9%	50%	52.1%
Revenue growth versus market – Spine, Trauma, Surgical and Dental	1.66%	4.96%	298.7%	15%	30.0%
	(In millions)
Global businesses revenue	$1,077	$1,071	99.5%	25%	23.7%
Global businesses free cash flow	$167	$128	76.2%	10%	0.0%
Total (before application of negative discretion)					105.8%
Total as reduced(5)					100.0%

(1)	Adjusted EPS had to equal or exceed the target level ($4.70) in order for payments to exceed 100% of target. Consistent with past practice, the committee adjusted the results on which 2011 EPIP awards were determined to eliminate the effects of certain items. Adjusted EPS for purposes of the EPIP is calculated the same way it is calculated in our earnings announcements. The committee reviews all adjustments and retains discretion to reduce compensation below the amounts that are yielded by use of the adjusted EPS measure reported to the investment community. For 2011, the committee reduced adjusted EPS for purposes of the EPIP to eliminate six cents of EPS improvement attributable to share repurchases in excess of the operating plan previously approved by the Board. As a result, 2011 adjusted EPS for purposes of the EPIP is calculated as follows:

Reconciliation of adjusted EPS performance measure	2011
Adjusted EPS (As Publicly Announced in Earnings Release)
(See page 28 of our 2011 Form 10-K for a reconciliation of adjusted EPS to EPS computed in accordance with GAAP.)	$4.80
Eliminate improvement due to share repurchases in excess of the operating plan	0.06
Adjusted EPS (As Reduced for Purposes of EPIP)	$4.74

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

(2)	For 2011, the committee reduced actual consolidated revenue of $4.452 billion by $32 million for purposes of the EPIP to exclude the favorable effect of foreign currency translation in excess of budget.

(3)	Consolidated free cash flow is net cash provided by operating activities ($1.177 billion) less additions to instruments ($155.4 million) and other property, plant and equipment ($113.8 million).

(4)	For 2011, the committee raised the minimum performance threshold applicable to each performance measure. The achievement percentage for each performance measure was applied to the applicable payout curve set forth below to determine the payout percentage for that measure (with linear interpolation between specified percentages). The resulting payout percentages were then weighted and summed to determine the total overall payout percentage.

EPIP payout curves applied to performance measures

Adjusted EPS and free cash flow
Achievement Percentage	Payout Percentage
120%+	200%
100%	100%
90%	50%
Less than 90%	0%
Revenue growth versus market
Achievement Percentage	Payout Percentage
120%+	200%
100%	100%
Less than 100%	0%
Revenue
Achievement Percentage	Payout Percentage
105%+	200%
100%	100%
95%	50%
Less than 95%	0%

(5)	For 2011, the committee exercised negative discretion to cap the payout percentages at 100% because Revenue targets were not met.

Individual performance.  Once the total weighted payout percentage was computed for each NEO based on our financial performance as described above, the committee took into account its view of each NEO’s performance during 2011 to determine the actual cash incentive payments. The committee met in executive session to review our CEO’s performance based on his achievement of goals and objectives agreed upon at the beginning of the year, his contribution to our overall performance and other leadership accomplishments. The committee’s assessment of other officers requires significant input from the CEO. The committee receives a performance assessment from the CEO and also exercises its judgment based on its interactions with the officer. As with the CEO, the officer’s performance evaluation is based on the achievement of established goals and objectives, the officer’s contributions to our performance and other leadership attributes and accomplishments. The goals set for each NEO for 2011 reflected the wide range of responsibilities that are attributed to each and included goals covering financial performance, corporate strategy, external development, innovation, new product releases, leadership development and succession planning, among other areas. Based on its assessment of the NEO’s individual performance, the committee exercised negative discretion to reduce each NEO’s cash incentive

33

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

payment below the weighted payout percentage determined as described above. As a result, the actual EPIP payouts for the NEOs for 2011 were as follows:

2011 EPIP opportunities and actual payouts
Name	Opportunity (at target performance)	Actual Payment	Actual payment as a percentage of target opportunity
David C. Dvorak	$1,072,308	$1,050,861	98.0%
James T. Crines	$402,763	$394,709	98.0%
Jeffery A. McCaulley	$418,609	$401,865	96.0%
Bruno A. Melzi (1)	$453,326	$448,793	99.0%
Jeffrey B. Paulsen	$349,846	$328,855	94.0%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2011 of 1 EUR = 1.39266 USD. The actual payment as a percentage of target opportunity is computed based on amounts stated in Euros before conversion to U.S. dollars.

Equity-Based Incentives

When establishing 2011 target long-term equity-based incentive awards, the committee considered the following:

Target grant values.  In determining target grant values, the committee reviewed market data based on peer group benchmarking. This review focused on determining grant levels that would be competitive with equity awards provided to similarly situated officers in our peer group. In addition to reviewing market data, the committee took into consideration each NEO’s 2010 performance, including his contribution to the company’s 2010 performance, the committee’s expectations of each NEO’s future contributions to the company, internal equity principles, total shares available to be granted and potential stockholder dilution. After considering these factors, the committee set a target grant value for Mr. Dvorak that was aligned with the 44th percentile of the peer group. For the other NEOs, the committee set target grant values ranging from approximately the 48th to the 63rd percentiles of the peer group. The committee considered these target grant values in connection with its determination of each NEO’s total compensation for 2011.

Long-term incentives – grant date fair value in accordance with ASC 718
	50% of value – stock options; 50% of value – PRSUs
Name	2010	2011	Percentage Change
David C. Dvorak	$7,059,454	$6,277,000	-11.1%
James. T. Crines	$2,547,032	$2,249,000	-11.7%
Jeffery A. McCaulley	$2,184,828	$2,040,000	-6.6%
Bruno A. Melzi	$2,184,828	$1,883,000	-13.8%
Jeffrey B. Paulsen	$1,734,348	$1,883,000	8.6%

Performance-based RSUs.  Beginning in 2009, the committee changed the mix of equity-based awards granted to the NEOs from stock options only to a mix of stock options and PRSUs that combine achievement of an objective performance goal with multi-year vesting requirements. The committee retained a mix of stock options and PRSUs for 2011. Similar to 2010, the mix (based on grant date fair value) in 2011 was approximately 50% stock options and 50% PRSUs.

Performance measure.  Similar to 2009 and 2010, the committee selected adjusted EPS as the measure on which to assess 2011 performance for purposes of the PRSU grant. As discussed above, based on stockholder feedback, beginning with the 2012 LTI grant, the committee changed the performance measure from adjusted EPS to iTSR and increased the performance period from one to three years. For 2011, the committee set target performance for

34

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

adjusted EPS at $4.70/share based upon our operating plan approved by the Board. Possible payouts for the PRSUs ranged from zero if actual 2011 adjusted EPS was less than 85 percent of target performance to 150 percent if actual 2011 adjusted EPS was at least 115 percent of target. Based on actual adjusted EPS of $4.74 (as reduced for purposes of the EPIP and PRSUs as discussed above), the NEOs earned approximately 102.8% of the target number of PRSUs granted. One-third of these earned PRSUs will vest in each of 2013, 2014 and 2015, contingent on the executive’s continued employment through the applicable vesting date.

2011 PRSUs – target and actual performance
Financial performance measures	Target	Actual (as Publicly Announced in Earnings Release)	Actual (as Reduced for Purposes of EPIP and PRSUs)
Adjusted EPS (1)	$4.70/share	$4.80/share	$4.74/share

(1)	See “Annual Cash Incentives” above for a calculation of adjusted EPS. As described above, 2011 adjusted EPS as publicly announced in our earnings release was $4.80. As with the EPIP, the committee reduced adjusted EPS for purposes of the PRSU payout to eliminate six cents of EPS improvement attributable to share repurchases in excess of the operating plan previously approved by the Board.

2011 PRSUs – opportunity and payout
Name	Opportunity (at target company performance)	Actual number of PRSUs earned	Vesting schedule
David C. Dvorak	54,615	56,168	1/3 in each of 2013, 2014 and 2015
James T. Crines	19,570	20,126	1/3 in each of 2013, 2014 and 2015
Jeffery A. McCaulley	17,750	18,254	1/3 in each of 2013, 2014 and 2015
Bruno A. Melzi	16,385	16,852	1/3 in each of 2013, 2014 and 2015
Jeffrey B. Paulsen	16,385	16,852	1/3 in each of 2013, 2014 and 2015

Stock options.  While the committee changed the mix of equity-based grants beginning in 2009 to introduce PRSUs, it has retained stock options as a component of the annual long-term incentive grant so that a portion of the award will have value only to the extent our stock price rises after the grant date. Stock options vest ratably over four years.

Other stock and option awards.  Awards of restricted stock, RSUs, PRSUs and stock options granted or approved in previous years were also outstanding during 2011. The number and market value of outstanding shares and units and the number and exercise price of outstanding stock options, along with the awards’ vesting schedules, appear in the Outstanding Equity Awards at 2011 Fiscal Year-End table and the notes accompanying that table.

Equity incentive grant practices.  The committee has traditionally approved equity-based awards to NEOs at approximately the same time each year. For 2011, the committee established a mid-March grant date for annual equity grants to all eligible employees. The committee established this date in February. The mid-March grant date timing is driven by these considerations:

—

It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

—	It follows the annual earnings release and the filing of our Annual Report on Form 10-K.

—	The annual operating plan is available at that time and is used by the committee to set targets for performance measures.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The committee approves target grant values for stock options and PRSUs prior to the grant date. On the grant date, those values are converted to a number of options and PRSUs based on:

—	the average of the high and the low selling prices of our common stock on the grant date; and

—	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

The committee typically delegates authority to Mr. Dvorak to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He is not authorized to grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by Mr. Dvorak during 2011 was limited to 225,000. He subsequently reports any such grants he makes to the committee. Grants to new hires and other off-cycle grants are effective on the first trading day of the month following the later of Mr. Dvorak’s approval of the grant or the new hire’s start date.

Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement or reaching age 60. In the case of retired employees, the options remain exercisable for the original option term. For employees 60 or older, if the employee’s employment ends for a reason other than retirement as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.

As explained below under the heading “Executive Compensation Recoupment Policy,” cash and equity incentives paid to our executive officers may be subject to recoupment. We also require all employees, including the NEOs, to sign a non-competition agreement as a condition of receiving an equity award. If the employee breaches the non-competition agreement, the committee may require the employee to forfeit his or her award, even if vested. To the extent an award has previously been exercised or becomes non-forfeitable, the committee may require the employee to return any shares of common stock he or she received upon the exercise or cash proceeds received upon sale.

Executive stock ownership guidelines and hedging prohibition.  The NEOs must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require Mr. Dvorak to own shares with a value equal to at least five times his base salary and the other NEOs to own shares with a value equal to at least three times their base salaries. All shares owned by the executive count toward these guidelines, including shares owned indirectly, shares held in our employee stock purchase plan, as well as restricted shares, RSUs and PRSUs (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. Executives subject to the guidelines may not sell shares acquired through option exercises or vesting of restricted stock, RSUs or PRSUs until the minimum ownership requirements have been satisfied. All NEOs are currently in compliance with the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines. In addition, we have policies in place to prevent executive officers from hedging the economic risk of ownership of our common stock.

Executive stock ownership guidelines
Name	Salary Multiple	Value	Meets guideline
David C. Dvorak	5x	$4,352,000	Yes
James T. Crines	3x	$1,518,600	Yes
Jeffery A. McCaulley	3x	$1,578,300	Yes
Bruno A. Melzi (1)	3x	$1,822,435	Yes
Jeffrey B. Paulsen	3x	$1,428,600	Yes

(1)	Mr. Melzi’s compensation is paid in Euros. The stock ownership requirement applicable to Mr. Melzi has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2011 of 1 EUR = 1.39266 USD.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Other Compensation

Retirement and other post-employment benefits. NEOs based in the U.S. may be eligible to participate in the following plans and programs:

—	our 401(k) savings and investment plan (“SIP”);

—	our defined benefit pension plan (“RIP”);

—	the benefit equalization plan that supplements the SIP (“BEP/SIP”); and

—	the benefit equalization plan that supplements the RIP (“BEP/RIP”).

These plans are available to all eligible employees. We originally established these plans in 2001 to maintain levels of benefits consistent with those of our former parent. We have continued to offer these plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the benefit equalization plans, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. The RIP and the BEP/RIP are only available to employees hired before September 2, 2002. This was taken into account when we determined to provide enhanced benefits to affected employees under our SIP. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. These plans are discussed in greater detail in the narrative following the Pension Benefits in 2011 table.

Employment and change in control severance agreements. We do not have employment agreements with any of our NEOs. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

—	we experience a change in control as defined in the agreement; and

—	the executive’s employment with us is terminated.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

In 2009, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executive officers after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with Mr. Paulsen contains no tax gross-up provisions.

Severance benefits (unrelated to a change in control). We maintain a severance plan generally applicable to all U.S.-based full-time employees, including executives. The plan provides compensation to employees in the event of an involuntary termination without cause, based primarily on the employee’s years of service with us. Employees must sign a general release of claims as a condition to receipt of severance benefits and continue to be bound by the terms of their non-competition agreements with us. A former employee who breaches his or her non-competition agreement with us must repay all severance benefits received under the plan. In addition, if facts are later discovered that would have warranted an employee’s termination for cause (rather than without cause), the employee must repay to us all severance benefits received under the plan. The severance plan does not discriminate in favor of executives.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Disability compensation. NEOs based in the U.S. may participate in the Restated Zimmer, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites. We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. These include the BEP/SIP, the BEP/RIP and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent. No NEO used our aircraft for non-business purposes during 2011.

In 2011, at the committee’s request, Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. This review revealed that, compared to our compensation peer group and general market practice, our perquisites were minimal and consistent with current market trends of decreased perquisite offerings.

The Committee’s Processes and Analyses

Role of Committee and Input from Management

The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our NEOs. When setting compensation for our executives, the committee receives input from management and from Towers Watson.

The committee gives significant consideration to the recommendations of management when setting compensation for our NEOs other than Mr. Dvorak. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are developed initially by our human resources personnel. We consider such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by Mr. Dvorak, who also considers his own assessment of the performance of each executive officer other than himself. Mr. Dvorak, our Senior Vice President, Global Human Resources and our Vice President, Global Compensation, Benefits and HRIS participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.

The committee itself is responsible for reviewing Mr. Dvorak’s performance, without his participation, and determining his compensation. The committee considers the company’s performance on an operational and financial basis and the committee’s assessment of Mr. Dvorak’s contributions during the year and overall performance. The committee receives input and recommendations with respect to Mr. Dvorak’s compensation from Towers Watson.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

Use of Peer Group Data

To assess executive compensation levels, equity usage and incentive plan design and for performance comparisons, the committee utilizes compensation data for a peer group of U.S. headquartered publicly traded companies, including other large medical device manufacturers and companies with whom we compete for business and for executive talent. The peer group data is used as one of several inputs the committee considers when making compensation determinations.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. At the time the committee made compensation decisions for 2011, the peer group consisted of the following companies:

— C.R. Bard, Inc.	— Medtronic, Inc.
— Beckman Coulter, Inc.	— Quest Diagnostics Incorporated
— Becton, Dickinson and Company	— St. Jude Medical, Inc.
— Boston Scientific Corporation	— Stryker Corporation
— Covidien Ltd.	— Thermo Fisher Scientific Inc.
— Hospira, Inc.

In May 2011, the committee reviewed the existing peer group with the assistance of Towers Watson, taking into consideration business focus, market capitalization, revenues and the public availability of compensation and financial performance information. The market capitalizations and revenues of all peer companies fell within a range between approximately one-half to two and one-half times our market capitalization and revenues, with the exception of Medtronic. The committee continued to include Medtronic, despite its larger size, because it competes directly with us for investor capital and talent at all management levels. The committee revised the composition of the peer group by removing Beckman Coulter, which was acquired in 2011, and adding CareFusion Corporation and Varian Medical Systems. Accordingly, the peer group currently consists of the following companies:

— C.R. Bard, Inc.	— Medtronic, Inc.
— Becton, Dickinson and Company	— Quest Diagnostics Incorporated
— Boston Scientific Corporation	— St. Jude Medical, Inc.
— CareFusion Corporation	— Stryker Corporation
— Covidien Ltd.	— Thermo Fisher Scientific Inc.
— Hospira, Inc.	— Varian Medical Systems

Internal Equity Considerations

The committee believes that the position of CEO has the greatest opportunity to impact our performance and to ensure that our most senior executives exhibit the behavior necessary to meet our business and strategic objectives. Accordingly, the committee has historically set CEO compensation higher than the compensation of the next most highly compensated executive officer.

The ratio between CEO and other NEO compensation, or internal pay equity, is sometimes used as a barometer of the reasonableness of CEO compensation. As part of the market review of 2011 compensation described above, the committee reviewed a comparison of our CEO pay multiple (relative to the next most highly compensated executive officer and relative to the average compensation of the other four NEOs) to the CEO pay multiple of each of the companies in our peer group. This comparison revealed that our CEO pay multiple using target total direct compensation was 2.6, which approximates the median of the peer group.

Use of Tally Sheets

The committee annually reviews tally sheets for each of our NEOs. These tally sheets detail the value of each element of the executive’s compensation for the current and four previous years. The tally sheets serve as a concise historical summary of total compensation and benefits. They also reflect the current realizable value of vested equity awards as well as the value of unvested equity awards. The tally sheets assist the committee in understanding the levels of executive compensation that have been, and are being, received by our NEOs. They also assist the committee in analyzing the potential wealth creation of long-term incentive awards and the retentive value of unvested equity awards.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Role of Compensation Consultant

The committee has instructed Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2011, Towers Watson’s major activities included:

—	reviewing the pay-for-performance alignment of our executive compensation programs;

—	reviewing and recommending changes to our annual incentive plan design structure;

—	reviewing and recommending changes to our long-term incentive plan design structure;

—	reviewing and recommending changes to the composition of the peer group we use for executive compensation benchmarking purposes;

—	reviewing performance measures and targets for the annual and long-term incentive programs;

—	performing a market review of executive officer compensation and preparing tally sheets that the committee considered when making compensation decisions;

—	reviewing current issues and trends in executive compensation;

—	assisting with executive compensation disclosures for the annual proxy filing; and

—	updating its assessment of our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on pages 42-43.

For many years, we have used the services of health and welfare benefit plan consultants formerly associated with the firm of Towers Perrin. As a result of the merger of the Watson Wyatt and Towers Perrin consulting firms in 2010, our longstanding health and welfare consultants are now associated with the same firm as the committee’s compensation consultant.

The Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to adopt rules concerning the independence of compensation committee members and disclosure of possible conflicts of interest affecting consultants and other advisors. Although the rules have not yet been finalized, the committee applied the factors in Section 952 of the Dodd-Frank Act to help it determine the extent to which Towers Watson’s work has raised conflicts of interest, the nature of the conflicts and how the conflicts are being addressed. The committee considered the following:

The provision of other services to Zimmer by the advisor’s firm:  The following table shows the fees that we paid or accrued for consulting services related to executive or director compensation and all other services provided by Towers Watson in 2011. All of the services described in the following fee table were approved by the committee:

2011
Consulting Fees Related to Executive or Director Compensation	$307,000
Consulting Fees Related to Health and Welfare Benefit Plans	887,729
Total	$1,194,729

The amount of fees received by the advisor’s firm from Zimmer as a percentage of the total revenue of the firm:  The total fees we paid to Towers Watson ($1.2 million) represent less than four hundredths of one percent (0.04%) of Towers Watson’s revenue for its 2011 fiscal year end ($3.3 billion).

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The policies and procedures of the advisor’s firm that are designed to prevent conflicts of interest:

—	Neither the lead compensation consultant nor any member of his team participates in any of the other consulting services provided to us by Towers Watson;

—	Neither the lead compensation consultant nor any member of his team is compensated or rewarded in any way for the other consulting services provided to us; and

—	The committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates.

No personal relationship of the advisor with a member of the committee:  Neither the lead compensation consultant nor any member of his team has any such relationship with any member of the committee.

No Zimmer stock owned by the advisor (not the advisor’s firm):  The lead compensation consultant does not directly own any Zimmer stock.

The committee has adopted a policy under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates. Pursuant to the policy, the Towers Watson fee budget for all services to be provided during the following fiscal year is presented to the committee for review and approval at its December meeting. Having this authority permits the committee to make real time assessments of the magnitude of fees being charged by Towers Watson for other work and, to the extent those fees could give rise to a potential conflict of interest, to disapprove that work. The following additional protocols govern all of Towers Watson’s engagements with us:

—	To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee.

—

With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits and HRIS, who will arrange to obtain approval.

—	The committee has delegated to its Chairman the authority to preapprove services to be provided by Towers Watson, provided that such services do not exceed an aggregate of $100,000 annually.

—	Any approvals given by the Chairman using this delegation of authority are to be reported to the full committee at its next meeting.

—	Annually, the committee is to receive a report of the total fees we paid to Towers Watson and its affiliates for executive or director compensation services and all other services.

The committee believes that the policies and procedures described above effectively mitigate any conflicts of interest that may be perceived to exist by virtue of Towers Watson’s provision of services to us and to the committee.

Executive Compensation Recoupment Policy

In February 2011, the Board adopted an executive compensation recoupment policy. This policy applies to the following:

—	cash incentive compensation paid under the EPIP; and

—	equity incentive awards granted to executive officers.

In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under federal securities laws, the Board will review the facts and circumstances that led to the requirement for the restatement and take any actions it deems appropriate with respect to incentive-based compensation. The Board will consider whether an executive officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: seeking recovery of incentive-based

41

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

compensation received by an executive officer during the three-year period preceding the date we are required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement; imposing disciplinary actions; and pursuing any other remedies. In addition, the committee is monitoring regulatory developments with respect to compensation recoupment policies mandated by recent legislation and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of guidance to be issued by the SEC.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our NEOs. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2011, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.

The EPIP and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors consists of the six directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this proxy statement.

Compensation and Management Development Committee

Arthur J. Higgins, Chairman

Betsy J. Bernard

Marc N. Casper

Larry C. Glasscock

John L. McGoldrick

Cecil B. Pickett, Ph.D.

Compensation Risk Assessment

In 2010, Towers Watson completed a broad assessment of the risks associated with the compensation plans and programs in which our senior executives participate. The components of our senior executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our senior executive compensation program.

42

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

In 2011, at the request of the Compensation and Management Development Committee, Towers Watson updated its earlier assessment. This update included an examination of the changes in our risk profile over the past year for our executive compensation policies and practices. As in 2010, Towers Watson found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation(5) ($)		Total
(a)	(b)	(c)		(e)	(f)	(g)		(h)		(i)		(j)
David C. Dvorak	2011	865,692		3,277,710	3,000,002	1,050,861		991,848		41,769		9,227,882
President and	2010	833,654		3,637,854	3,421,600	1,039,475		582,300		40,327		9,555,210
Chief Executive Officer	2009	787,067		1,542,083	3,565,427	831,812		316,132		40,631		7,083,152

James T. Crines	2011	503,454		1,174,454	1,074,980	394,708		725,623		26,023		3,899,242
Executive Vice President,	2010	489,331		1,311,252	1,235,780	404,739		486,406		25,387		3,952,895
Finance and Chief	2009	475,083		538,951	1,247,179	327,451		288,850		26,937		2,904,451
Financial Officer

Jeffery A. McCaulley	2011	523,262		1,065,231	975,008	401,865		—		44,743		3,010,109
President, Zimmer	2010	510,191		1,125,588	1,059,240	415,890		—		122,382		3,233,291
Reconstructive	2009	500,000		462,625	1,069,468	321,650		—		285,524		2,639,267

Bruno A. Melzi	2011	604,434	(6)	983,413	900,028	448,793	(6)	105,687	(6)	88,720	(6)	3,131,075
Chairman, Europe,	2010	563,026	(6)	1,125,588	1,059,240	426,016	(6)	83,843	(6)	121,394	(6)	3,379,107
Middle East and Africa	2009	577,538	(6)	462,625	1,069,468	344,992	(6)	73,764	(6)	83,947	(6)	2,612,334

Jeffrey B. Paulsen	2011	473,615		983,413	900,028	328,855		—		40,878		2,726,789
Group President, Global Businesses	2010	465,000		1,393,508	1,304,940	341,319		—		584,610		4,089,377

(1)	Represents the grant date fair value of stock awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of the awards, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2011, December 31, 2010 and December 31, 2009. The 2011 and 2009 stock awards consist of PRSUs. The 2010 stock awards consist of PRSUs and, with respect to Mr. Paulsen, a grant of time-based RSUs. PRSU amounts represent the value at the grant date based upon the probable outcome of the performance conditions. The following table presents the grant date fair value of the PRSUs included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2011 PRSU Awards		2010 PRSU Awards		2009 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
David C. Dvorak	3,277,710	4,916,319	3,637,854	5,456,781	1,542,083	2,570,139
James T. Crines	1,174,454	1,761,594	1,311,252	1,966,878	538,951	898,251
Jeffery A. McCaulley	1,065,231	1,597,766	1,125,588	1,688,382	462,625	771,042
Bruno A. Melzi	983,413	1,475,046	1,125,588	1,688,382	462,625	771,042
Jeffrey B. Paulsen	983,413	1,475,046	893,508	1,340,262	—	—
(2)	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2011, December 31, 2010 and December 31, 2009.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

(3)	Amounts reported consist solely of awards made under the EPIP. We provide more information regarding the EPIP above under “Compensation Discussion and Analysis – Executive Compensation for 2011 – Annual Cash Incentives.”

(4)	Amounts reported represent the change in actuarial present value of the NEO’s accumulated benefit under the indicated plan from December 31, 2010 to December 31, 2011, from December 31, 2009 to December 31, 2010, and from December 31, 2008 to December 31, 2009, respectively. The accumulated benefit is the benefit to which the NEO would be entitled had he terminated employment as of December 31 of such year and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. Messrs. McCaulley and Paulsen are not eligible to participate in our defined benefit pension plans.

Name	2011	2010	2009
David C. Dvorak
RIP(a)	105,160	57,899	19,114
BEP/RIP(a)	886,688	524,411	297,018

	991,848	582,300	316,132
James T. Crines
RIP(a)	141,724	82,546	33,277
BEP/RIP(a)	583,899	403,860	255,573

	725,623	486,406	288,850
Jeffery A. McCaulley	—	—	—
Bruno A. Melzi
Trattamento Fine Rapporto, an Italian pension plan(b)	105,687	83,843	73,764
Jeffrey B. Paulsen	—	—	—

(a)	RIP refers to our defined benefit pension plan, the Retirement Income Plan. BEP/RIP refers to the benefit equalization plan that supplements the RIP. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the RIP, the assumed interest rates for 2011, 2010 and 2009 are 5.05%, 5.82% and 6.26%, respectively. The mortality assumption for 2011 is based on the 2012 PPA Mortality Table. The mortality assumption for the prior years is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 2.07% for the first 5 years, 4.45% for the next 15 years and 5.24% for years above 20 and the mortality assumption is based on the 2012 Internal Revenue Service (“IRS”) mortality table.

(b)	Amounts were calculated in Euros and converted to U.S. Dollars using the average exchange rate for 2011, 2010 and 2009 of 1 EUR = 1.39266 USD, 1 EUR = 1.32928 USD and 1 EUR = 1.3930 USD, respectively.

(5)	With respect to Messrs. Dvorak, Crines, McCaulley and Paulsen, amounts reported for 2011 include the following:

	Mr. Dvorak	Mr. Crines	Mr. McCaulley	Mr. Paulsen
Company contributions to the SIP, our 401(k) savings plan	$11,025	$11,025	$19,600	$19,600
Company contributions to the BEP/SIP, a benefit equalization plan that supplements the SIP	27,931	11,631	22,000	18,117

With respect to Mr. Melzi, amounts reported for 2011 include the items described in the table below as well as company-paid supplemental health insurance premiums and claims and the cost of an annual medical checkup.

Mr. Melzi
Holiday and unused vacation pay	42,851
Company contributions to Fondo Mario Negri, an Italian pension plan	11,554
Incremental cost of company-provided automobile	30,701

(6)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars (a) for 2011 compensation, using the average exchange rate for 2011 of 1 EUR = 1.39266 USD; (b) for 2010 compensation, using the average exchange rate for 2010 of 1 EUR = 1.32928 USD, and (c) for 2009 compensation, using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

44

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table provides additional information about the non-equity incentive plan awards, stock and option awards granted to the NEOs during 2011. The non-equity incentive plan awards were granted under the EPIP and the stock and option awards were granted under the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”).

		Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)		(d)		(e)		(f)	(g)	(h)	(j)	(k)		(l)
David C. Dvorak	—	—	536,154		1,072,308		2,144,616		—	—	—	—	—	—	—
	03/16/11	02/10/11	—		—		—		27,308	54,615	81,925	—	—	—	3,277,710
	03/16/11	02/10/11	—		—		—		—	—	—	163,845	60.01	59.41	3,000,002

James T. Crines	—	—	201,382		402,763		805,526		—	—	—	—	—	—	—
	03/16/11	02/10/11	—		—		—		9,785	19,570	29,355	—	—	—	1,174,454
	03/16/11	02/10/11	—		—		—		—	—	—	58,710	60.01	59.41	1,074,980

Jeffery A. McCaulley	—	—	209,305		418,609		837,218		—	—	—	—	—	—	—
	03/16/11	02/10/11	—		—		—		8,875	17,750	26,625	—	—	—	1,065,231
	03/16/11	02/10/11	—		—		—		—	—	—	53,250	60.01	59.41	975,008

Bruno A. Melzi	—	—	226,663	(3)	453,326	(3)	906,652	(3)	—	—	—	—	—	—	—
	03/16/11	02/10/11	—		—		—		8,193	16,385	24,580	—	—	—	983,413
	03/16/11	02/10/11	—		—		—		—	—	—	49,155	60.01	59.41	900,028

Jeffrey B. Paulsen	—	—	174,923		349,846		699,692		—	—	—	—	—	—	—
	03/16/11	02/10/11	—		—		—		8,193	16,385	24,580	—	—	—	983,413
	03/16/11	02/10/11	—		—		—		—	—	—	49,155	60.01	59.41	900,028

(1)	The committee set the exercise price of stock options at fair market value on the date of grant. The 2009 Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the United States.

(2)	Amounts represent the grant date fair value of stock and option awards determined in accordance with ASC 718. With respect to equity incentive plan awards, amounts represent the value at the grant date of PRSUs based upon the probable outcome of the performance conditions. For a discussion of the assumptions made in the valuation of our equity awards, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars using the average exchange rate for 2011 of 1 EUR = 1.39266 USD.

Narrative Discussion

Non-Equity Incentive Plan Awards.  The non-equity incentive plan awards reflected in columns (c) through (e) represent the EPIP incentive opportunity for 2011. Amounts actually earned for 2011 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Material terms of the EPIP awards, including a discussion of the applicable performance measures and target and actual performance for 2011, are described above under “Compensation Discussion and Analysis – Executive Compensation for 2011 – Annual Cash Incentives.”

Equity Incentive Plan Awards.  The equity incentive plan awards reflected in columns (f) through (h) represent PRSUs. The grant date fair value of these PRSUs is $60.01 per unit. Material terms of the PRSUs, including a discussion of the applicable performance measure and target and actual performance for 2011, are described above under “Compensation Discussion and Analysis – Executive Compensation for 2011 – Equity-Based Incentives.” Based on 2011 performance, each NEO earned approximately 102.8% of his target award. One-third of these earned PRSUs will vest and be paid out in the form of shares in each of 2013, 2014 and 2015, contingent

45

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

on the NEO’s continued employment through the applicable vesting date (unless termination of employment occurs following the first anniversary of the grant date as a result of death or retirement, as defined in the 2009 Plan).

Option Awards.  The option awards reflected in column (j) represent nonqualified stock options. The grant date fair value of these awards is $18.31 per option, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on continued employment through the applicable vesting date (unless termination of employment occurs following the first anniversary of the grant date as a result of death or retirement, as defined in the 2009 Plan). Other material terms of our option awards are described above under “Compensation Discussion and Analysis – Executive Compensation for 2011 – Equity-Based Incentives – Stock options” and “– Equity incentive grant practices.”

46

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)
David C. Dvorak	03/16/2011	—	163,845	60.01	03/15/2021
	03/16/2010	47,000	141,000	58.02	03/15/2020
	02/17/2009	111,350	111,350	39.94	02/16/2019
	02/19/2008	150,000	50,000	76.33	02/18/2018
	05/01/2007	100,000	—	88.76	04/30/2017
	02/06/2007	52,500	—	83.68	02/05/2017
	01/18/2006	55,000	—	71.06	01/17/2016
	01/18/2005	23,408	—	79.60	01/17/2015
	01/18/2005	34,833	—	79.60	01/17/2015
	01/14/2004	73,333	—	70.33	01/13/2014
	01/13/2003	66,000	—	39.53	01/12/2013
	03/16/2011					56,168	3,000,495
	03/16/2010					63,691	3,402,373
	02/17/2009					27,936	1,492,341
	05/01/2007					7,511	401,238
James T. Crines	03/16/2011	—	58,710	60.01	03/15/2021
	03/16/2010	16,975	50,925	58.02	03/15/2020
	02/17/2009	38,950	38,950	39.94	02/16/2019
	02/12/2008	53,438	17,812	78.53	02/11/2018
	05/01/2007	25,000	—	88.76	04/30/2017
	02/06/2007	37,500	—	83.68	02/05/2017
	01/18/2006	51,000	—	71.06	01/17/2016
	01/18/2005	16,385	—	79.60	01/17/2015
	01/18/2005	24,383	—	79.60	01/17/2015
	01/14/2004	46,200	—	70.33	01/13/2014
	01/13/2003	14,569	—	39.53	01/12/2013
	03/16/2011					20,126	1,075,131
	03/16/2010					22,957	1,226,363
	02/17/2009					9,764	521,593
	05/01/2007					3,755	200,592
Jeffery A. McCaulley	03/16/2011	—	53,250	60.01	03/15/2021
	03/16/2010	14,550	43,650	58.02	03/15/2020
	02/17/2009	33,400	33,400	39.94	02/16/2019
	12/01/2008	34,092	11,363	36.19	11/30/2018
	03/16/2011					18,254	975,129
	03/16/2010					19,707	1,052,748
	02/17/2009					8,380	447,660
	12/01/2008					11,514	615,078
Bruno A. Melzi	03/16/2011	—	49,155	60.01	03/15/2021
	03/16/2010	58,200	—	58.02	03/15/2020
	02/12/2008	52,500	—	78.53	02/11/2018
	02/06/2007	52,500	—	83.68	02/05/2017
	01/18/2006	57,000	—	71.06	01/17/2016
	01/18/2005	25,536	—	79.60	01/17/2015
	01/18/2005	38,000	—	79.60	01/17/2015
	03/16/2011					16,852	900,234
	03/16/2010					19,707	1,052,748
	02/17/2009					8,380	447,660
Jeffrey B. Paulsen	03/16/2011	—	49,155	60.01	03/15/2021
	03/16/2010	11,550	34,650	58.02	03/15/2020
	01/04/2010	6,375	19,125	59.73	01/03/2020
	03/16/2011					16,852	900,234
	03/16/2010					15,643	835,649
	01/04/2010					8,371	447,179

(1)	Stock options become exercisable in accordance with the following vesting schedule. Option awards may vest on an accelerated basis after the executive has held the award for at least one year if the executive reaches age 60 or retires.

47

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Grant Date	Vesting
03/16/2011	25% per year beginning on the first anniversary of the grant date
03/16/2010	25% per year beginning on the first anniversary of the grant date
01/04/2010	25% per year beginning on the first anniversary of the grant date
02/17/2009	25% per year beginning on the first anniversary of the grant date
12/01/2008	25% per year beginning on the first anniversary of the grant date
02/19/2008	25% per year beginning on the first anniversary of the grant date
02/12/2008	25% per year beginning on the first anniversary of the grant date
05/01/2007	25% per year beginning on the first anniversary of the grant date
02/06/2007	25% per year beginning on the first anniversary of the grant date, except that, with respect to Mr. Melzi, 75% became exercisable on the third anniversary and 25% became exercisable on the fourth anniversary, pursuant to Italian law
01/18/2006	25% per year beginning on the first anniversary of the grant date
01/18/2005	25% became exercisable on 02/17/2006 following certification of our achievement of performance measures based on 2005 performance; the remaining 75% became exercisable ratably on the second through fourth anniversaries of the grant date
01/18/2005	25% per year beginning on the first anniversary of the grant date
01/14/2004	25% per year beginning on the first anniversary of the grant date
01/13/2003	25% per year beginning on the first anniversary of the grant date

(2)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(3)	Restricted stock, RSUs and PRSUs vest in accordance with the following schedule.

Grant Date	Type of Award	Vesting
03/16/2011	PRSUs	33 1/3% per year beginning on the second anniversary, contingent upon 2011 performance
03/16/2010	PRSUs	33 1/3% per year beginning on the second anniversary, contingent upon 2010 performance
01/04/2010	RSUs	33 1/3% per year beginning on the third anniversary of the grant date
02/17/2009	PRSUs	33 1/3% per year beginning on the second anniversary, contingent upon 2009 performance
12/01/2008	Restricted Stock	33 1/3% per year beginning on the third anniversary of the grant date
05/01/2007	Restricted Stock	33 1/3% per year beginning on the third anniversary of the grant date

(4)	Market value is calculated by multiplying the number of shares in column (g) by $53.42, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
David C. Dvorak	84,635	1,788,616	21,480	1,359,663
James T. Crines	20,000	351,000	8,637	548,918
Jeffery A. McCaulley	—	—	9,947	553,640
Bruno A. Melzi	50,000	1,013,500	4,191	260,890
Jeffrey B. Paulsen	—	—	—	—

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

48

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

PENSION BENEFITS IN 2011

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)
(a)	(b)	(c)	(d)
David C. Dvorak	RIP	10.135	329,407
	BEP/RIP	10.135	2,197,300
James T. Crines	RIP	16.387	485,585
	BEP/RIP	16.387	1,740,257
Jeffery A. McCaulley(3)	N/A	—	—
Bruno A. Melzi	Trattamento Fine Rapporto	21.817	1,025,500	(4)
Jeffrey B. Paulsen(3)	N/A	—	—

(1)	The full name of the plan referred to as the RIP is the Zimmer Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the BEP/RIP is the Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan.

(2)	The accumulated benefit is the benefit to which the NEO would be entitled had he terminated employment on December 31, 2011 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as he lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2011. With respect to the RIP, the assumed interest rate is 5.05% and the mortality assumption is based on the 2012 PPA Mortality Table. With respect to the BEP/RIP, the assumed interest rates are 2.07% for the first 5 years, 4.45% for the next 15 years and 5.24% for years above 20 and the mortality assumption is based on the 2012 IRS mortality table.

(3)	Messrs. McCaulley and Paulsen are not eligible to participate in our defined benefit pension plans.

(4)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars using the average exchange rate for 2011 of 1 EUR = 1.39266 USD.

Narrative Discussion

The following narrative describes the retirement plans our NEOs participated in during 2011.

Retirement Income Plan.  The RIP covers all non-union U.S. employees who had become participants prior to September 2, 2002. Messrs. Dvorak and Crines are the only NEOs who were active participants in the RIP at December 31, 2011. We pay the entire cost of the RIP. Participants cannot make contributions to the RIP.

Benefits under the RIP are determined based upon the following factors:

—	Final average compensation which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the participant’s date of termination.

—	Pension compensation is equal to the participant’s annualized base salary plus regular incentive award payments received during the year.

—	Pension compensation is limited to $245,000 for 2011. This limit increases annually by inflation.

—	Years of service include service earned while an employee of our former parent company. Service is capped at 40 years.

—	Estimated Social Security benefit payable at age 65.

—	Value of retirement benefits that will be paid from our former parent company’s retirement plan.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The retirement benefit payable at age 65 equals (1) 2% times final average compensation times years of service less (2) estimated Social Security benefit divided by 70 times years of service less (3) value of retirement benefits payable to the participant from the former parent company’s retirement plan.

Years of service in column (c) of the above table excluding service with the former parent would be 10.135 years for Mr. Dvorak and 10.0 years for Mr. Crines.

A participant may commence his retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the participant will likely receive the benefit for more years than if he had waited until age 65 to commence the benefit. The reduction in the benefit depends upon the number of years of service the participant has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement Age	5 or More Years of Service But Less Than 10	10 or More Years of Service
65	0%	0%
64	10%	0%
63	18%	0%
62	26%	0%
61	32%	0%
60	38%	0%
59	44%	4%
58	49%	8%
57	53%	12%
56	57%	16%
55	61%	20%

A participant may elect between a number of optional forms of annuity payments. In lieu of the annuity options, the participant may elect a lump sum distribution of the value of his benefit accrued as of December 31, 2002, plus an annuity option for the portion of his benefit accrued after December 31, 2002. All optional forms of payment are approximately equal to each other in value.

The RIP is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.

Benefit Equalization Plan of the Retirement Income Plan.  The BEP/RIP supplements the RIP. Like the RIP, the BEP/RIP is available only to non-union U.S. employees hired before September 2, 2002. The plan generally uses the same benefit formula as the RIP described above with the following exceptions:

—	Limitation on compensation is ignored.

—	40 year service limitation is ignored.

—	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.

—	A participant will receive a lump sum payment of his entire benefit. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.

The participant’s benefit from the BEP/RIP is reduced by the benefit payable from the RIP. The primary purpose of the BEP/RIP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.

The BEP/RIP is a “non-qualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The committee has granted additional years of service in excess of a participant’s actual years of service only twice. None of the NEOs has been granted additional service credit. We do not expect the committee to grant any additional service credit in the future.

U.S. Executives Eligible for Early Retirement.  None of the U.S.-based NEOs meets the conditions for early retirement.

Non-U.S. Pension Plans.  We maintain a number of pension plans for our employees whose principal place of employment is outside the United States. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. As a resident of Italy, Mr. Melzi’s pension benefits will be provided under plans regulated by Italian law and labor agreements. Mr. Melzi participates in a defined contribution type plan known as the Trattamento Fine Rapporto (“TFR”). We contribute a percentage of Mr. Melzi’s pay into the TFR. At the time Mr. Melzi’s employment with us terminates, he will be entitled to receive the account balance held for him in the TFR.

NONQUALIFIED DEFERRED COMPENSATION IN 2011

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
(a)	(b)	(c)	(d)	(f)
David C. Dvorak	1,080,605	27,931	94,237	5,609,593
James T. Crines	25,845	11,631	2,188	177,868
Jeffery A. McCaulley	16,696	22,000	(916)	39,066
Bruno A. Melzi	—	—	—	—
Jeffrey B. Paulsen	16,003	18,117	550	34,670

(1)	Amounts shown in this column are or were previously reported in the Summary Compensation Table, as follows:

	Amount Reported as Salary in the Summary Compensation Table of this Proxy Statement ($)	Amount Reported as Non-Equity Incentive Compensation in the Summary Compensation Table of 2011 Proxy Statement ($)
Mr. Dvorak	93,104	987,501
Mr. Crines	25,845	—
Mr. McCaulley	16,696	—
Mr. Melzi	—	—
Mr. Paulsen	16,003	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in the Summary Compensation Table of this and prior Proxy Statements ($)
Mr. Dvorak	4,878,445
Mr. Crines	161,839
Mr. McCaulley	39,066
Mr. Melzi	—
Mr. Paulsen	34,120

51

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

The following is a description of the two plans that allowed NEOs to defer 2011 compensation.

Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program.  The BEP/SIP is a non-qualified plan that supplements the SIP. It provides an opportunity for eligible executives to make pre-tax deferrals once their base pay reaches the maximum compensation limit for tax-qualified plans. A participant may elect to defer under this plan, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit, which was $245,000 for 2011. A participant’s pre-tax savings contribution percentage under this plan will be equal to his total pre-tax and after-tax savings percentage under the SIP as of the beginning of a year and may not be changed during the year. Participants must elect to defer compensation under the BEP/SIP by December 31 of the year preceding the year in which the compensation will be earned. Deferral elections remain in effect for future years unless a participant elects, as of the beginning of a subsequent year, to suspend his deferral election. Participants may also receive company contributions under this plan that they would otherwise forego under the SIP because of U.S. tax law limitations.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are the same as those offered under the SIP. During 2011, the investment alternatives included approximately two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2011, the rates of return of the various investment alternatives available under the plan ranged from (13.62%) to 4.16%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his SIP account before making a withdrawal from this plan. If a participant makes a withdrawal from this plan, his contributions to the plan will be suspended for the remainder of the year.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

Executive Performance Incentive Plan.  The EPIP allows an executive to elect to defer, on a pre-tax basis, from 25% to 95% of his annual incentive award. To be effective, a participant must make the election by December 31 of the year preceding the year in which the annual incentive award would otherwise be payable.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts, including an equity index fund and a bond index fund. Participants may change the investment direction of their existing account balances as of January 1 of any year. During 2011, the rates of return of the various investment alternatives available under the plan ranged from (0.48%) to 4.16%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the

52

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary.

Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself in a manner which the committee determines is contrary to our best interests.

53

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of termination of his employment. The table shows the potential compensation payable upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with-cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2011. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
David C. Dvorak
Severance – Salary(1)	1,740,800	—	—	—	—	—	—
Severance – EPIP Award(2)	2,176,000	—	—	—	—	—	—
2011 EPIP Award(3)	1,088,000	—	—	1,050,861	1,050,861	—	—
Stock Options(4)	3,918,736	2,417,738	2,417,738	3,918,736	3,918,736	2,417,738	3,918,736
Restricted Stock(5)	401,238	—	—	401,238	401,238	—	234,061
RSUs(6)	7,895,209	—	—	4,894,714	1,492,341	—	1,472,379
RIP(7)	228,677	228,677	228,677	159,164	228,677	228,677	228,677
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	2,250,578	1,359,910	1,359,910	1,054,127	1,359,910	1,359,910	1,359,910
BEP/SIP(9)	749,330	749,330	749,330	749,330	749,330	749,330	749,330
EPIP(10)	4,860,263	4,860,263	4,860,263	4,860,263	4,860,263	4,860,263	4,860,263
Health and Welfare(11)	59,315	—	—	—	—	—	—
Disability(12)	—	—	—	—	8,779,326	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	2,774,262	—	—	—	—	—	—
James T. Crines
Severance – Salary(1)	1,012,400	—	—	—	—	—	—
Severance – EPIP Award(2)	809,920	—	—	—	—	—	—
2011 EPIP Award(3)	404,960	—	—	394,708	394,708	—	—
Stock Options(4)	1,252,455	727,409	727,409	1,252,455	1,252,455	727,409	1,252,455
Restricted Stock(5)	200,592	—	—	200,592	200,592	—	117,004
RSUs(6)	2,823,087	—	—	1,747,956	521,593	—	523,920
RIP(7)	337,098	337,098	337,098	266,602	337,098	337,098	337,098
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,735,784	1,120,638	1,120,638	949,778	1,120,638	1,120,638	1,120,638
BEP/SIP(9)	177,868	177,868	177,868	177,868	177,868	177,868	177,868
Health and Welfare(11)	40,383	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,704,585	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

54

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Jeffery A. McCaulley
Severance – Salary(1)	1,052,200	—	—	—	—	—	—
Severance – EPIP Award(2)	841,760	—	—	—	—	—	—
2011 EPIP Award(3)	420,880	—	—	401,865	401,865	—	—
Stock Options(4)	1,683,654	1,037,637	1,037,637	1,683,654	1,683,654	1,037,637	1,683,654
Restricted Stock(5)	615,078	—	—	615,078	615,078	—	—
RSUs(6)	2,475,536	—	—	1,500,408	447,660	—	449,690
Nonqual. Pension & Def. Comp.
BEP/SIP(9)	39,066	39,066	39,066	39,066	39,066	39,066	39,066
Health and Welfare(11)	33,640	—	—	—	—	—	—
Disability(12)	—	—	—	—	3,600,528	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	964,620	—	—	—	—	—	—
Bruno A. Melzi
Severance – Salary(1)	1,214,955	—	—	—	—	—	—
Severance – EPIP Award(2)	911,217	—	—	—	—	—	—
2011 EPIP Award(3)	455,609	—	448,793	448,793	448,793	—	—
RSUs(6)	2,400,641	1,500,408	1,500,408	1,500,408	1,500,408	1,500,408	1,500,408
Non-U.S. Pension Plans
Trattamento Fine Rapporto(15)	1,025,500	1,025,500	1,025,500	1,025,500	1,025,500	1,025,500	1,025,500
Fondo Mario Negri(16)	191,078	191,078	191,078	191,078	191,078	191,078	191,078
Termination Indemnity(17)	—	326,868	—	—	980,604	—	2,042,925
Health and Welfare(11)	101,744	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Non-Compete(18)	364,487	364,487	364,487	—	364,487	364,487	364,487
Jeffrey B. Paulsen
Severance – Salary(1)	952,400	—	—	—	—	—	—
Severance – EPIP Award(2)	714,300	—	—	—	—	—	—
2011 EPIP Award(3)	357,150	—	—	328,855	328,855	—	—
RSUs(6)	2,183,062	—	—	1,282,828	—	—	304,143
Nonqual. Pension & Def. Comp.
BEP/SIP(9)	34,670	34,670	34,670	34,670	34,670	34,670	34,670
Health and Welfare(11)	33,520	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,496,541	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

(1)	Amount shown in “Change in Control” column represents two times the NEO’s base salary in effect as of December 31, 2011. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the NEOs. In the case of Messrs. Dvorak, Crines, McCaulley and Paulsen, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Mr. Melzi, severance payable in the event of a company-initiated termination without cause is included in the termination indemnity described in footnote 17.

(2)	Amount represents two times the NEO’s target incentive award opportunity under the EPIP for 2011.

(3)	Amount represents the actual amount payable to the NEO under the EPIP for 2011 assuming he terminated employment effective December 31, 2011 as a result of the specified termination event.

55

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

(4)	Amount represents the value of the NEO’s “in the money” vested stock options (including otherwise unvested stock options, the vesting of which would accelerate as a result of the specified termination event). Value is calculated on the basis of the difference between the exercise price and $53.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2011, multiplied by the number of shares of common stock underlying “in-the-money” options.

(5)	Amount represents the value of shares of restricted stock held by the NEO that would be deemed fully vested as a result of the specified termination event. Value is calculated by multiplying the number of shares deemed fully vested by $53.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2011.

(6)	Amount represents the value of unvested RSUs held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that will vest by $53.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2011.

(7)	Amount represents the present value of the NEO’s accumulated benefit commencing at age 65 under the RIP assuming the NEO terminated employment effective December 31, 2011 as a result of the specified termination event. The amount shown in the column captioned “Death” for each NEO represents the benefit payable upon the death of the NEO to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the NEO would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the NEO for life and pays 50% of this amount upon his death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the NEO over the life of the surviving spouse.

(8)	Amount represents the present value of the NEO’s accumulated benefit commencing at age 65 under the BEP/RIP assuming the NEO terminated employment effective December 31, 2011 as a result of the specified termination event. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” for each NEO represents the benefit payable upon the death of the NEO to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the NEO would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the NEO for life and pays 50% of this amount upon his death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the NEO over the life of the surviving spouse. The amounts were determined using interest rates of 2.07% for the first 5 years, 4.45% for the next 15 years, and 5.24% for years above 20. The mortality table is the IRS 2012 mortality table.

(9)	Amount represents the NEO’s vested account balance in the BEP/SIP as of December 31, 2011. See “Nonqualified Deferred Compensation in 2011 – Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program” for more information about this plan, including available forms of payment.

(10)	Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2011 for Mr. Dvorak. See “Nonqualified Deferred Compensation in 2011 – Executive Performance Incentive Plan” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(11)	Amount represents the cost of health and welfare benefits that the NEO would be eligible to receive assuming the specified termination event occurred as of December 31, 2011. With respect to Mr. Melzi, the reported amount also includes the estimated cost of automobile-related expenses for a period of 24 months.

(12)

Amount represents the present value of the NEO’s benefit under our Long-Term Disability Income Plan for Highly Compensated Employees assuming the NEO became disabled effective December 31, 2011. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commission, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 5.05% and a mortality table for

56

ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(13)	Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of a change in control and termination of employment.

(14)	See the narrative that follows this table for a description of “gross-up” payments to be made in the event of a change in control.

(15)	Amount represents the present value of Mr. Melzi’s accumulated benefit under the Trattamento Fine Rapporto assuming he terminated employment effective December 31, 2011 as a result of the specified termination event.

(16)	Amount represents Mr. Melzi’s account balance as of December 31, 2011 in the Fondo Mario Negri, a private fund to which we annually pay a percentage of Mr. Melzi’s salary in accordance with the Italian National Labour Collective Agreement for individuals graded as “Dirigenti”.

(17)	Amount shown in the “Company-Initiated (without Cause)” column represents an estimate of a termination indemnity that would be due Mr. Melzi in the case his employment is involuntarily terminated as determined under Italian law. The termination indemnity consists of the following: a notice allowance (12 months of pay after 12 years of service) plus a supplementary allowance indemnity (a minimum of 12 months of pay and maximum of 18 months of pay) plus a seniority allowance (1 month of pay at age 63). For purposes of this table, we have assumed that the aggregate termination indemnity payment would be equal to 25 months of pay. “Pay” for this purpose includes salary, bonus and benefits. Amount shown in the “Voluntary Resignation” column represents compensation payable to Mr. Melzi if he were to voluntarily resign without “just cause” and without “justified reason” as determined under Italian law. This amount is equal to 4 months of pay. If Mr. Melzi were to voluntarily resign with “justified reason” as determined under Italian law, he would be entitled to 12 months of pay unless the “justified reason” was refusal to change his place of work, in which case he would be entitled to 16 months of pay. If Mr. Melzi were to voluntarily resign with “just cause” as determined under Italian law, he would be entitled to 16 months of pay. Amount shown in the “Disability” column represents compensation payable to Mr. Melzi if he were to resign following a continuous period of 12 months of sickness or injury. This amount is equal to 12 months of pay.

(18)	Amount represents sixty percent (60%) of Mr. Melzi’s fixed base compensation during 2011 (the 365 days prior to Mr. Melzi’s assumed termination date). Pursuant to the non-competition agreement we have entered into with him, as is common under Italian law, Mr. Melzi would be entitled to receive such compensation, payable in three installments over the 18-month non-competition period, commencing upon termination of his employment for any reason other than death.

Change in Control Arrangements

We have entered into change in control severance agreements with each of the NEOs. The agreements are intended to provide for continuity of management in the event we undergo a change in control. The agreements renew annually unless either we or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months (in the case of Mr. Dvorak) or not less than 24 months (in the case of our other NEOs) beyond the month in which the change in control occurred.

The agreements provide the NEOs with certain severance benefits following a change in control of us and termination of their employment. Under each agreement, a change in control would include any of the following events: (1) a “person,” as defined in the Exchange Act, acquires 20% or more of the combined voting power of our then-outstanding securities; (2) a majority of our directors are replaced during a two-year period; or (3) our stockholders approve a merger or consolidation (unless our stockholders own 75% of the surviving entity) or approve a plan of complete liquidation.

If, following a change in control, the NEO’s employment is terminated for any reason other than for cause (as defined in the agreement), or death, or by the NEO for good reason (as defined in the agreement), he would be entitled to a lump sum severance payment equal to two times the sum of his base salary and target incentive award under the EPIP. In addition, he would receive a payout of any unpaid incentive compensation which has been allocated or awarded to him for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to him

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

for the current calendar year. If prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason, the NEO would be entitled to a lump-sum severance payment equal to two times the sum of his base salary and the amount of the largest aggregate annual bonus paid to him during the three years immediately prior to the year in which the termination occurred. In addition, the NEO would receive a payout of any unpaid incentive compensation which has been allocated or awarded to him for the completed calendar year preceding the date of termination provided that the performance conditions applicable to such incentive compensation are met and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, all outstanding stock options granted to the NEO would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The NEO would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him under the SIP. The NEO would receive a cash amount or the additional benefit to which he would have been entitled had he been fully vested and credited with two additional years of service and age for the purpose of calculating his tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “BEP/RIP”. Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other NEOs would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Under the terms of the agreements we entered into before August 2009, including the agreements with each of the NEOs other than Mr. Paulsen, in the event that any payments made to an NEO in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the NEO’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. As discussed above under “Compensation Discussion and Analysis – Executive Compensation for 2011 – Other Compensation – Employment and change in control severance agreements,” after reviewing our change in control severance agreements in light of current market practices and emerging trends, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executives after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with Mr. Paulsen contains no tax gross-up provisions.

To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

Non-Compete Arrangements

We have entered into Non-Disclosure, Non-Competition and Non-Solicitation Employment Agreements with each of the NEOs.

Agreements with U.S.-Based NEOs.  The agreements with U.S.-based NEOs provide that the NEO is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an NEO is unable to obtain employment consistent with his training and education solely because of the provisions of this agreement, he will be eligible to receive, subject to the terms of the agreement: (1) payments equal to his monthly base pay at the time of his termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent he is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement employment is less than his monthly base pay at the time of his termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

Agreement with Mr. Melzi.  The agreement with Mr. Melzi provides that he is restricted from competing with us in Italy, France, Switzerland and Germany for a period of 18 months following termination of employment. In exchange for Mr. Melzi’s undertakings in the agreement, as is common under Italian law, he will be eligible to receive, subject to the terms of the agreement, a gross amount equal to sixty percent (60%) of his fixed base compensation during the 365 days preceding the effective date of his termination. This amount will be payable in three equal installments over the non-competition period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	18,088,457	(2)	$68.04	(3)	12,938,606	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	247,916	(9)	N/A	(10)	502,084
Total	18,336,373		$68.04		13,440,690

(1)	Consists of the 2009 Stock Incentive Plan (“2009 Plan”), the 2006 Stock Incentive Plan (“2006 Plan”), the 2001 Stock Incentive Plan (“2001 Plan”), the TeamShare Stock Option Plan (“TeamShare Plan”), the Stock Plan for Non-Employee Directors (“Director Stock Plan”), the Restated Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”) and the Employee Stock Purchase Plan.

(2)	Includes shares which may be issued pursuant to the following outstanding awards: (a) 30,927 DSUs issued pursuant to the terms of the Director Deferred Compensation Plan, as described in footnote 6 below, and (b) 1,309,945 RSUs issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Director Stock Plan (assuming that outstanding PRSUs are earned at the maximum award level).

(3)	Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)	Assumes that outstanding PRSUs are earned at the maximum award level. No shares remain available for future issuance under the 2001 Plan, the TeamShare Plan or the 2006 Plan. After stockholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the TeamShare Plan and the 2006 Plan were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of 11,682,573 shares, plus the aggregate number of shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two shares for every one share or unit granted. Between May 4, 2009 and December 31, 2011, an aggregate of 2,922,711 shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.

(5)	The Director Stock Plan provides for the grant of stock options, restricted stock and RSUs. A maximum of 2,000,000 shares of our common stock may be issued pursuant to awards under the plan. Of the 2,000,000 total shares that may be issued, not more than 500,000 shares may be issued pursuant to awards of restricted stock and RSUs.

(6)	The Director Deferred Compensation Plan provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares of our common stock may be issued under the plan.

(7)	Includes 2,217,438 shares available for purchase under the Employee Stock Purchase Plan.

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ZIMMER HOLDINGS, INC.	2012 PROXY STATEMENT

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan, or the Sales Representative Plan, which is described below.

(9)	This number is the sum of the actual deferred stock units awarded under the plan as of December 31, 2011 (238,343) and the number of deferred stock units that would have been awarded (9,573) if all outstanding stock option units as of December 31, 2011 (145,729) were converted into deferred stock units as of December 31, 2011.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

ANNUAL REPORT AND FORM 10-K

Our 2011 Annual Report, containing our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2011, accompanies this proxy statement but is not a part of our soliciting materials.

Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Zimmer Holdings, Inc., Investor Relations, 345 East Main Street, Warsaw, Indiana 46580. Our Form 10-K is also available online at our website, www.zimmer.com. A list of exhibits is included in the Form 10-K and exhibits are available from us upon payment to us of the cost of furnishing them.

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmer.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

60

ZIMMER HOLDINGS, INC. STOCKHOLDER SERVICES 345 EAST MAIN STREET WARSAW, IN 46580

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Zimmer Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43297-P20048	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZIMMER HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES. 1. Election of Directors:
Nominees:		For	Against	Abstain
1a. Betsy J. Bernard 1b. Marc N. Casper 1c. David C. Dvorak 1d. Larry C. Glasscock 1e. Robert A. Hagemann 1f. Arthur J. Higgins 1g. John L. McGoldrick 1h. Cecil B. Pickett, Ph.D.		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2.   Advisory vote to approve named executive officer compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

3.   Ratification of appointment of independent registered public accounting firm for 2012

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2 and 3.

						For ☐ For ☐	Against ☐ Against ☐	Abstain ☐ Abstain ☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held May 8, 2012:

The Notice and Proxy Statement and Annual Report/Form 10-K Wrap are available at www.proxyvote.com.

M43298-P20048

ZIMMER HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 8, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David C. Dvorak, James T. Crines and Chad F. Phipps, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the JW Marriott, 10 South West Street, Indianapolis, Indiana on Tuesday, May 8, 2012, at 9:00 a.m., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2 and 3. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side